                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                COACH USA, INC.
                                       AT

                              $42.00 NET PER SHARE
                                       BY

                               SCH HOLDINGS CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                            STAGECOACH HOLDINGS PLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MONDAY, JULY 26, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) AT THE EXPIRATION OF THE OFFER THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), OF COACH USA, INC. (THE "COMPANY"), WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL THE COMMON STOCK ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER, (2) THE EXPIRATION OR TERMINATION OF ANY AND ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), (3) (A) RECEIPT BY STAGECOACH HOLDINGS PLC ("STAGECOACH") OF A FAVORABLE INFORMAL ADVISORY OPINION FROM THE STAFF OF THE UNITED STATES SURFACE TRANSPORTATION BOARD (THE "STB") TO THE EFFECT THAT THE PROPOSED USE OF THE VOTING TRUST (AS DEFINED HEREIN) WILL EFFECTIVELY INSULATE STAGECOACH FROM ACQUIRING UNLAWFUL CONTROL OF THE COMPANY AND SUCH ADVISORY OPINION NOT HAVING BEEN WITHDRAWN OR (B) THE STB HAVING APPROVED STAGECOACH'S AND SCH HOLDINGS CORP.'S ACQUISITION OF THE FEDERALLY REGULATED CARRIERS CONTROLLED BY THE COMPANY AND (4) A MAJORITY OF THE ORDINARY SHARES OF STAGECOACH PRESENT AND VOTING AT AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS HAVING DULY ADOPTED RESOLUTIONS APPROVING THE ACQUISITION BY STAGECOACH OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND CERTAIN RELATED MATTERS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 11, AND 15.
                               ------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES OF COMMON STOCK OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.
                               ------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary (as defined herein), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot deliver the certificates for Shares and all other required documents to reach the Depositary on or prior to the Expiration Date (as defined herein), or who cannot comply with the procedure for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

    Questions and requests for assistance may be directed to J.P. Morgan Securities Inc. (the "Dealer Manager") or to MacKenzie Partners, Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:
                               J.P. MORGAN & CO.

                                 June 18, 1999

                               TABLE OF CONTENTS

                                                              PAGE
INTRODUCTION................................................    1
THE TENDER OFFER............................................    3
 1. Terms of the Offer; Expiration Date.....................    3
 2. Acceptance for Payment and Payment for Shares...........    4
 3. Procedure for Tendering Shares..........................    5
 4. Withdrawal Rights.......................................    8
 5. Certain Federal Income Tax Consequences.................    8
 6. Price Range of Shares; No Cash Dividends................    9
 7. Certain Information Concerning the Company..............   10
 8. Certain Information Concerning Parent and Purchaser.....   15
 9. Source and Amount of Funds..............................   17
10. Background of the Offer; Contacts with the Company......   18
11. The Merger Agreement and Other Agreements...............   19
12. Purpose of the Offer; the Merger; Plans for the
  Company...................................................   37
13. Dividends and Distributions.............................   38
14. Effect of the Offer on the Market for the Shares, New
    York Stock Exchange Listing and Exchange Act
    Registration............................................   39
15. Certain Conditions of the Offer.........................   39
16. Certain Legal Matters and Regulatory Approvals..........   41
17. Fees and Expenses.......................................   44
18. Miscellaneous...........................................   45
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND
              PURCHASER

To the Stockholders of
  COACH USA, INC.

                                  INTRODUCTION

     SCH Holdings Corp., a Delaware corporation ("Purchaser"), which is a subsidiary of Stagecoach Holdings plc, a public limited company organized under the laws of Scotland ("Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Coach USA, Inc., a Delaware corporation (the "Company"), at a purchase price of $42.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Promptly upon the purchase by Parent, Purchaser or their affiliates of Shares, such Shares will be deposited in one of several independent voting trusts (collectively, the "Voting Trust") in accordance with the terms of one of the Voting Trust Agreements (the "Voting Trust Agreements") among Parent, Purchaser and various voting trustees (the "Voting Trustees"), pending approval by the Surface Transportation Board (the "STB") of the acquisition of control by Parent of the Company. The Offer is not conditioned upon such STB approval. The Merger (as defined below) is also not conditioned on such STB approval.

     All the directors of the Company have entered into a Tender Agreement with Parent and Purchaser pursuant to which such persons have agreed, among other things, to tender an aggregate of 1,499,921 Shares, or approximately 5.9% of the Shares outstanding on the date hereof, and any Shares acquired after the date of the Tender Agreement, pursuant to the Offer.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of J.P. Morgan Securities Inc. ("JP Morgan"), which is acting as Dealer Manager for the Offer, IBJ Whitehall Bank & Trust Company, which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent, incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE SHARES AND RECOMMENDS THAT THE HOLDERS OF THE SHARES TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

     The Company Board has received the written opinion dated June 12, 1999 of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $42.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Parent and its affiliates) was fair to such holders from a financial point of view. A copy of the written opinion of Morgan Stanley is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being distributed to the stockholders of the Company and enclosed herewith, and stockholders are urged to read the opinion carefully in its entirety for the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) AT THE EXPIRATION OF THE OFFER THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1) A NUMBER OF SHARES WHICH CONSTITUTES MORE THAN 50% OF THE VOTING POWER (DETERMINED ON A FULLY-DILUTED BASIS) ON THE DATE OF PURCHASE OF ALL THE SHARES ENTITLED TO VOTE GENERALLY IN THE ELECTION OF DIRECTORS OR IN A MERGER (THE "MINIMUM CONDITION"), (2) THE EXPIRATION OR TERMINATION OF ANY AND ALL APPLICABLE WAITING PERIODS UNDER THE HSR ACT (THE "HSR ACT CONDITION"), (3) (A) RECEIPT BY PARENT OF A FAVORABLE INFORMAL ADVISORY OPINION FROM THE STAFF OF THE STB TO THE EFFECT THAT THE PROPOSED USE OF THE VOTING TRUST WILL EFFECTIVELY INSULATE PARENT FROM ACQUIRING UNLAWFUL CONTROL OF THE COMPANY AND SUCH ADVISORY OPINION NOT HAVING BEEN WITHDRAWN OR (B) THE STB HAVING APPROVED PARENT'S AND PURCHASER'S ACQUISITION OF THE FEDERALLY REGULATED CARRIERS CONTROLLED BY

THE COMPANY (THE "STB CONDITION") AND (4) A MAJORITY OF THE ORDINARY SHARES OF PARENT PRESENT AND VOTING AT AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS HAVING DULY ADOPTED RESOLUTIONS APPROVING THE ACQUISITION BY PARENT OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER (AS DEFINED BELOW) AND CERTAIN RELATED MATTERS (THE "PARENT SHAREHOLDER APPROVAL CONDITION"). SEE SECTIONS 1, 11 AND 15. IF PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     Each of Brian Souter and Ann Gloag has signed an irrevocable undertaking dated June 12, 1999, pursuant to which each of them has agreed to vote his or her shares of voting stock of Parent in favor of the Merger. Mr. Souter and Ms. Gloag together beneficially own approximately 24% of the shares of Parent.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 12, 1999 (as it may be amended or supplemented from time to time, the "Merger Agreement"), among Parent, Purchaser SCH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly owned subsidiary of Purchaser and, indirectly, Parent, and the separate corporate existence of Merger Sub will cease. See Section 11. Following the Merger, Parent may, at its option, cause the Surviving Corporation to be merged with and into Purchaser (the "Subsequent Merger"). The Subsequent Merger would be effected in order to cause the Company's outstanding convertible subordinated notes, which presently are convertible into Shares, to instead become convertible pursuant to their terms into the same consideration as would be received by holders of Shares in the Merger. Alternatively, Parent may elect to structure the Merger so that the Company is merged with and into Purchaser, Merger Sub, or another direct or indirect wholly owned subsidiary of Parent, or another direct or indirect wholly owned subsidiary of Parent is merged with and into the Company; provided, however, that no such change shall (i) alter or change the amount or kind of the consideration to be issued to the Company's stockholders in the Merger or the treatment of the holders of the Company Stock Options (as hereinafter defined), (ii) materially impede or delay consummation of the Merger, or (iii) release Parent from any of its obligations under the Merger Agreement. If more than 80% of the Shares are purchased by Purchaser in the Offer, Parent currently intends to restructure the Merger as a merger of the Company with and into Purchaser, which would obviate the need for the Subsequent Merger.

     At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company or owned by Parent, Purchaser or any other subsidiary of Parent or the Company, which shall be canceled, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have properly exercised appraisal rights under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares be converted into the right to receive in cash the per Share price paid in the Offer (the "Merger Consideration"), payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     The Company has represented to Parent and Purchaser that as of the close of business on June 14, 1999, there were 25,420,777 Shares issued and outstanding, 4,034,645 Shares issuable upon the exercise of outstanding stock options, 1,737,845 Shares issuable upon the exercise of convertible subordinated notes, 40,000 Shares issuable upon the exercise of warrants and 63,643 Shares issuable in respect of certain securities of a subsidiary of the Company. Based upon the foregoing, Purchaser believes that approximately 15,648,455 Shares constitutes 50% of the outstanding Shares on a fully-diluted basis.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 10:00 a.m., New York City time, on July 26, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The initial Expiration Date is five business days following the expected earliest date of the Parent's shareholders meeting, in order to provide sufficient time for notice to be given to the Company's stockholders of the satisfaction of the Parent Shareholder Approval Condition following the Parent's shareholders meeting. If the Parent's shareholders meeting takes place on a later date, Purchaser expects that, subject to the Merger Agreement and the other considerations set forth below, it would extend the Offer until five business days following such later date.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION, THE HSR ACT CONDITION, THE STB CONDITION, THE PARENT SHAREHOLDER APPROVAL CONDITION AND CERTAIN OTHER CONDITIONS. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION" OR THE "SEC"), PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION, THE HSR ACT CONDITION, THE STB CONDITION, THE PARENT SHAREHOLDER APPROVAL CONDITION AND THE CONDITION DESCRIBED IN PARAGRAPH (C) OF SECTION 15 HEREOF) AND TO MODIFY THE TERMS OF THE OFFER (OTHER THAN AMENDING THE CONDITIONS, REDUCING THE MERGER CONSIDERATION, CHANGING THE FORM OF THE MERGER CONSIDERATION (OTHER THAN BY ADDING CASH CONSIDERATION), REDUCING THE MAXIMUM NUMBER OF SHARES TO BE PURCHASED OR AMENDING ANY OTHER TERM IN A MANNER WHICH IS ADVERSE TO THE HOLDERS OF THE SHARES). SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT DESCRIBED IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (I) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (II) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (III) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred, to
(i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary or (ii) amend the Offer in any respect permitted by the Merger Agreement by giving oral or written notice of such amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Under the terms of the Merger Agreement, Purchaser has agreed with the Company that it will not, without the prior written consent of the Company, impose additional conditions to the Offer, decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer (other than by adding cash consideration), reduce the number of Shares sought to be purchased in the Offer, extend the Expiration Date (except as described below in this paragraph) or otherwise change any term of the Offer in any manner adverse to any holder of Shares. The Merger Agreement provides that Purchaser may, without the consent of the Company, (i) extend the Offer (on one or more occasions) beyond the scheduled expiration date if at any such date any of the conditions to Purchaser's obligation to purchase Shares has not been satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser will, subject to Parent's right to terminate the Merger Agreement, extend the Offer for additional periods up to but not later than January 31, 2000, but will not be required to so extend if any of the conditions not satisfied or earlier waived on the then-scheduled expiration date are one or more of the Minimum Condition or the conditions described in paragraphs (a), (c) or (d) of Section 15 hereof, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions will have been publicly disclosed at least five business days before termination of the Offer and (y) if the conditions described in paragraph (a) or (d) of Section 15 hereof have not been satisfied and the failure to so satisfy can be remedied, the Offer will not be terminated unless the failure is not remedied within 10 business days after Parent has furnished the Company with written notice of such failure, (ii) extend the Offer to the extent required by any rule or regulation of the Commission or (iii) extend the Offer (on a one-time basis only) for not more than five business days beyond the latest expiration date otherwise permitted under clause (i) or (ii) above if all of the conditions thereto have been satisfied or waived but less than 90% of the outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15, including without limitation the Minimum Condition, the HSR Act Condition, the STB Condition and the Parent Shareholder Approval Condition. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act and the STB, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry

Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to reach the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

           (i) such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tender of the

Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations with respect to such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser and each of them (including, until receipt of STB approval for the acquisition of control by Parent of the Company's regulated carriers, the Voting Trustee of the respective Voting Trust into which the tendering stockholder's Shares are deposited) as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and other securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares (and such other Shares and other securities) for which such appointment is effective, be empowered subject to the terms of the Voting Trust to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser (including through the Voting Trust) must be able to exercise full voting rights with respect to such Shares, and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (subject to the provisions of the Merger Agreement) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup U.S. Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer or the Merger. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 16, 1999. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, life insurance companies, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. Unless otherwise indicated, this summary deals only with stockholders who are "United States persons" (as defined below) and who hold their Shares as capital assets. For purposes of this discussion (i) "United States person" means a person who is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to the United States federal income taxation regardless of its source or (d) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701 (a)(30) of the Code), and (ii) the term "Non-U.S. person" means a stockholder who is not a United States person. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares exchanged therefor. For U.S. federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. There are limitations on the deductibility of capital losses. The long-term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of taxation. Capital losses generally must be used only to offset capital gains.

     Any gain realized by a Non-U.S. person upon an exchange of Shares pursuant to the Offer or the Merger generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with a U.S. trade or business conducted by the Non-U.S. person in the United States or (ii) in the case of a Non-U.S. person who is an individual, such individual is present in the United States for 183 days or more in the taxable year during which the exchange occurs and certain other conditions are met.

     6. PRICE RANGE OF SHARES; NO CASH DIVIDENDS. The Shares are listed and traded on the New York Stock Exchange under the symbol "CUI". The Shares were traded on the Nasdaq National Market from May 14, 1996 until May 7, 1997. Since May 8, 1997, the Shares have traded on the New York Stock Exchange (the "NYSE"). The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE and Nasdaq National Market, as applicable, as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Annual Report") with respect to the fiscal years covered by such Annual Report and as reported by the Dow Jones News Service thereafter. According to the 1998 Annual Report, the Company has not paid cash dividends on the Shares and has no plans to do so.

                                                              HIGH       LOW
                                                              ----       ---
Fiscal Year Ended December 31, 1997:
  First Quarter.............................................  $34 1/4    $27 5/8
  Second Quarter............................................   31 1/4     24 1/2
  Third Quarter.............................................   31 7/6     24 7/8
  Fourth Quarter............................................   35 1/6     27
Fiscal Year Ended December 31, 1998:
  First Quarter.............................................   46 7/8     28 15/16
  Second Quarter............................................   48 3/16    42 3/8
  Third Quarter.............................................   51 1/2     21 7/16
  Fourth Quarter............................................   34 7/8     15 1/16
Fiscal Year Ending December 31, 1999:
  First Quarter.............................................   39 9/16    22 7/8
  Second Quarter (through June 17, 1999)....................   41 3/8     20 7/8

     On June 8, 1999, the last full trading day prior to the Company's announcement that it was in exclusive discussions regarding a possible business combination at $42.00 per Share, the closing sale price per Share reported on the NYSE was $31.0625. On June 11, 1999, the last full trading day prior to announcement of the Offer, the closing sale price per Share reported on the NYSE was $38.625. On June 17, 1999, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the NYSE was $41.375. See Section 10. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the 1998 Annual Report, the Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Quarterly Report") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although Purchaser does not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, Purchaser does not assume any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

     General. Coach USA, Inc., through its operating subsidiaries, is the largest provider of motorcoach charter, tour and sightseeing services and one of the largest non-municipal providers of commuter and transit motorcoach services in the United States. The Company through its subsidiaries also provides airport ground transportation, paratransit, taxicab and other related passenger ground transportation services. The Company's operating subsidiaries conduct operations throughout the United States and Canada with operating locations in over 120 cities. These subsidiaries operate approximately 9,500 motorcoaches, taxicabs and other high occupancy vehicles which transported passengers across more than 250 million miles in 1998. The Company believes that collectively, its subsidiaries have one of the most modern motorcoach fleets in the industry, with 50% of the fleet being less than five years old. Its taxicab services, also provided through subsidiaries, include dispatching and related services to a fleet of approximately 3,300 vehicles, which are either owned by or leased to independent contractor drivers.

     The Company was founded in September 1995 to create a nationwide provider of motorcoach and other ground transportation services. From its initial public offering in May 1996 through the end of 1997, the Company acquired over 45 motorcoach and taxicab businesses. During 1998, the Company acquired over 25 motorcoach and taxicab businesses. The Company's principal executive offices are located at One Riverway, Suite 500, Houston, Texas 77056-1921. The telephone number of the Company at such offices is (713) 888-0104.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company's last five fiscal years which were derived from the 1998 Annual Report and the Quarterly Report. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data are qualified in their entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the NYSE in the manner set forth below.

                                COACH USA, INC.

                            SELECTED FINANCIAL DATA

     The Company acquired, simultaneously with the closing of its initial public offering in May 1996, six founding companies. Through the end of 1998, the Company has completed in excess of 70 acquisitions, several of which were accounted for as poolings-of-interests (the "Pooled Companies") and the remainder of which were accounted for as purchases (the "Purchased Companies"). The Historical Statement of Income Data below includes historical financial statement data for the six founding companies from May 31, 1996 at historical cost, the Company (including the Pooled Companies) for all periods presented, and the Purchased Companies since the dates of their respective acquisition. The Pro Forma Statement of Income Data Including Compensation Differential and Other Adjustments includes the historical data above and includes the six founding companies for all periods presented at historical cost. In addition, the pro forma data below gives effect to (1) certain reductions in salaries and benefits to the former owners of the six founding companies and the Pooled Companies which were agreed to in connection with the mergers of the six founding companies and the acquisition of the Pooled Companies, as well as a non-recurring, non-cash charge recorded by the Company (collectively, the "Compensation Differential"); (2) certain tax adjustments related to the taxation of certain of the founding companies and Pooled Companies as S Corporations prior to the consummation of the mergers of the six founding companies and the acquisitions completed through 1997; (3) the tax impact of the Compensation Differential in each period; (4) for 1995 and 1996, the conversion of debt to equity at one of the Pooled Companies; and (5) the elimination of non-recurring pooling costs associated with the 1996 and 1997 acquisitions. The Pro Forma for Purchased Companies data below gives effect to all items above and also gives effect to the acquisitions of the Purchased Companies as if those acquisitions occurred on January 1, 1997, and gives pro forma effect to (i) Compensation Differential of the Purchased Companies, (ii) the amortization of goodwill, (iii) interest expense attributable to cash expended and convertible and other subordinated notes issued, (iv) an adjustment in 1997 to record interest expense on the senior subordinated notes and amortization of deferred financing costs as if the notes had been outstanding for the entire year, (v) an adjustment to record the pro forma interest savings resulting from the secondary offering of Common Stock and the conversion of approximately $21.2 million of convertible subordinated notes in May 1998, as if those transactions had occurred on January 1, 1997, and (vi) income tax adjustments attributable to the above adjustments.

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1994       1995       1996       1997       1998
                                          --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL STATEMENT OF INCOME DATA:
  Total revenues........................  $175,643   $202,786   $325,717   $542,790   $803,563
  Operating expenses....................   133,992    150,578    244,854    398,945    582,917
  Gross profit..........................    41,651     52,208     80,863    143,845    220,646
  General and administrative expenses...    30,810     35,310     43,581     66,344     94,577
  Operating income......................    10,841     16,898     37,282     77,501    126,069
  Income before extraordinary items.....     2,457      4,197     14,140     32,337     54,389
  Extraordinary items...................        --         --      2,648       (929)      (631)
  Net income............................     2,457      4,197     16,788     31,408     53,758
PRO FORMA STATEMENT OF INCOME DATA
  INCLUDING COMPENSATION DIFFERENTIAL
  AND OTHER ADJUSTMENTS:
  Total revenues........................   282,397    316,275    370,781    542,790    803,563
  Operating expenses....................   221,839    241,103    281,924    398,945    582,917
  Gross profit..........................    60,558     75,172     88,857    143,845    220,646
  General and administrative expenses...    37,253     40,527     41,365     62,029     94,577
  Operating income......................    23,305     34,645     47,492     81,816    126,069
  Income before extraordinary items.....     7,961     13,494     20,461     35,682     54,389

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            1994       1995       1996       1997       1998
                                          --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
BASIC EARNINGS PER SHARE:
  Income before extraordinary items per
     share..............................                                   $   1.67   $   2.25
  Net income per share..................                                       1.62       2.23
  Weighted average shares(2)............                                     21,412     24,137
DILUTED EARNINGS PER SHARE:
  Income before extraordinary items per
     share..............................                                       1.61       2.14
  Net income per share..................                                       1.57       2.12
  Weighted average shares(2)............                                     22,954     26,250
PRO FORMA FOR PURCHASED COMPANIES:
  Total revenues........................                                    843,207    907,070
  Operating expenses....................                                    616,457    657,456
  Gross profit..........................                                    226,750    249,614
  General and administrative
     expenses(1)........................                                    112,386    111,755
  Operating income......................                                    114,364    137,859
  Income before extraordinary items.....                                     42,988     58,312
BALANCE SHEET DATA (AT END OF PERIOD):
HISTORICAL:
  Working capital (deficit).............  $(15,328)  $(15,101)  $(22,036)  $ (5,311)  $(25,428)
  Total assets..........................   132,244    159,351    366,040    665,870   1,179,243
  Total debt, including current
     portion(3).........................    89,395    106,052    176,478    373,064    624,308
  Stockholders' equity..................     2,876      6,489    114,270    160,555    351,042

---------------
(1) General and administrative expenses include amortization expense and merger related costs.

(2) See Note 11 of the Notes to Consolidated Financial Statements in the 1998 Annual Report for a reconciliation of weighted average shares outstanding for the years ended December 31, 1997 and 1998.

(3) Includes $22.5 million, $52.3 million and $78.8 million of outstanding convertible subordinated notes as of December 31, 1996, 1997 and 1998, respectively, issued in connection with the acquisitions of the Purchased Companies.

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1998          1999
                                                              --------      --------
                                                                   (UNAUDITED)

                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
Revenues....................................................  $149,983      $201,599
Operating Expenses..........................................   117,980       155,946
                                                              --------      --------
  Gross profit..............................................    32,003        45,653
General and Administrative Expenses.........................    18,814        26,038
Amortization Expense........................................     1,439         2,687
                                                              --------      --------
  Operating income..........................................    11,750        16,928
Interest Expense............................................     7,745        10,990
                                                              --------      --------
Income Before Income Taxes, Extraordinary Items and
  Cumulative Effect of Change in Accounting Principle.......     4,005         5,938
Provision for Income Taxes..................................     1,562         2,375
                                                              --------      --------
Income Before Extraordinary Items and Cumulative Effect of
  Change in Accounting Principle............................     2,443         3,563
Extraordinary Items, net of income taxes....................       (88)           --
Cumulative Effect of Change in Accounting Principle, net of
  income taxes..............................................        --        (5,152)
Net Income (Loss)...........................................  $  2,355      $ (1,589)
                                                              --------      --------
Basic Earnings Per Common Share:
  Income Before Extraordinary Items and Cumulative Effect of
     Change in Accounting Principle.........................  $    .11      $    .14
Extraordinary Items.........................................        --            --
Cumulative Effect of Change in Accounting Principle.........        --          (.20)
Net Income (Loss)...........................................  $    .11      $   (.06)
                                                              --------      --------
Diluted Earnings per Common and Common Equivalent Share:
Income Before Extraordinary Items and Cumulative Effect of
  Change in Accounting Principle............................  $    .11      $    .14
Extraordinary Items.........................................      (.01)           --
Cumulative Effect of Change in Accounting Principle.........        --          (.20)
Net Income (Loss)...........................................  $    .10      $   (.06)
                                                              --------      --------

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                              ------------    ----------
                                                                     (UNAUDITED)

                                                                    (IN THOUSANDS,
                                                                EXCEPT PER SHARE DATA)
                           ASSETS
Current Assets:
  Cash and cash equivalents.................................   $    8,267     $    8,079
  Accounts receivable, net of allowance of $5,330 and
     $5,149.................................................       76,748         75,782
  Inventories...............................................       35,196         37,769
  Notes receivable, current portion.........................        4,856          5,160
  Prepaid expenses and other current assets.................       23,749         30,416
                                                               ----------     ----------
          Total current assets..............................      148,816        157,206
Property and Equipment, net.................................      574,313        596,349
Notes Receivable, net of allowance of $500 and $500.........       23,658         24,571
Goodwill, net...............................................      404,992        406,344
Other Assets, net...........................................       27,464         19,457
                                                               ----------     ----------
          Total assets......................................   $1,179,243     $1,203,927
                                                               ----------     ----------
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term obligations...............   $   23,072     $   16,059
  Current maturities of convertible subordinated notes......       12,415         13,250
  Accounts payable and accrued liabilities..................      138,757        144,056
                                                               ----------     ----------
          Total current liabilities.........................      174,244        173,365
Long-Term Obligations, net of current maturities............      372,482        405,453
Senior Subordinated Notes...................................      150,000        150,000
Convertible Subordinated Notes, net of current maturities...       66,339         61,348
Deferred Income Taxes.......................................       65,136         63,957
                                                               ----------     ----------
          Total liabilities.................................   $  828,201     $  854,123
                                                               ----------     ----------
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock $.01 par, 500,000 shares authorized, 1
     share issued and outstanding...........................           --             --
  Common stock $.01 par, 100,000,000 shares authorized,
     25,412,130 and 25,427,140 shares issued and
     outstanding, respectively..............................          254            254
  Additional paid-in capital................................      258,709        259,003
  Cumulative other comprehensive income.....................         (961)          (904)
  Retained earnings.........................................       93,040         91,451
                                                               ----------     ----------
          Total stockholders' equity........................      351,042        349,804
                                                               ----------     ----------
          Total liabilities and stockholders' equity........   $1,179,243     $1,203,927
                                                               ----------     ----------

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Purchaser. Purchaser is a newly formed Delaware corporation organized at the direction of Parent in connection with the Offer and the Merger. The address of Purchaser is c/o Stagecoach Holdings plc, Charlotte House, 30 Charlotte Street, Perth PH1 5LL, Scotland.

     Parent. Parent is a public limited company organized under the laws of Scotland. It was formed in 1980 and registered as a public limited company in 1991. Stagecoach is one of the world's largest providers of public transportation services through the operation of bus and train services. Stagecoach has operations in eight countries. Stagecoach's business consists of five operating divisions: (1) U.K. Bus Division, (2) Overseas Bus Division, (3) Rail Division, (4) Porterbrook Leasing Division and (5) Aviation Division. Stagecoach also holds strategic investments in Road King Infrastructure Limited and Virgin Rail Group Limited.

     The U.K. Bus Division currently operates approximately 7,415 buses and coaches through 17 regional bus companies in the U.K. The Overseas Bus Division operates approximately 5,730 buses and coaches through operating companies in Scandinavia, Hong Kong, New Zealand, Portugal, Australia and China. The Rail Division operates two rail franchises in the U.K., South West Trains and Island Line. Porterbrook Leasing Company Ltd owns more than 3,742 units of rolling stock, and leases these to 18 train operating companies in the U.K. Stagecoach acquired Prestwick Aviation Holdings Limited on April 30, 1998, which operates Glasgow Prestwick International Airport. Stagecoach holds a 30% (assuming conversion of convertible preference shares) equity interest in Road King, which operates toll highways in China, and a 49% equity interest in Virgin Rail, which operates two rail franchises in the U.K. Parent's principal executive offices are located at Charlotte House, 20 Charlotte Street, Perth PH1 5LL, Scotland. The telephone number of Parent at such offices is ###-##-#### 442-111.

     The name, citizenship, business address, present principal occupation or employment and five year employment history of each of the directors and executive officers of Parent and Purchaser are set forth on Schedule I hereto.

     Certain Transactions. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of Parent or Purchaser or, to the best knowledge of Parent or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Simultaneously with the execution of the Merger Agreement, Parent, Purchaser and each of the Company's directors entered into a Tender Agreement (the "Tender Agreement") pursuant to which each of such director agreed to validly tender his respective Shares in the Offer. As of the date of the Tender Agreement, such directors beneficially owned 1,499,921 Shares (together with any other Shares acquired by such persons, the "Owned Shares"), representing approximately 5.9% of the outstanding shares on the date hereof. Each such person also agreed to: (i) vote the Owned Shares in favor of the Merger; and
(ii) vote the Owned Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (B) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (C) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Purchaser; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business.

     Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission.

     Except as set forth in this Offer to Purchaser, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets. See Introduction and Section 11.

                            STAGECOACH HOLDINGS PLC

                             CERTAIN FINANCIAL DATA

     Because the only consideration in the Offer and Merger is cash, and in view of the amount of consideration payable in relation to the financial capability of Parent and its affiliates, Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer. Set forth below is a summary of certain consolidated financial information with respect to Parent for the fiscal years ended April 30, 1998 and 1999. The consolidated financial information is stated in pounds sterling. Such information is provided for supplemental information purposes only and is neither intended nor required to comply with the requirements of the Exchange Act. On June 17, 1999, The Wall Street Journal reported that, as of June 16, 1999, one pound sterling equalled
1.5878 U.S. dollars. The following information was prepared in accordance with accounting principles generally accepted in the United Kingdom and has not been reconciled to generally accepted accounting principles in the United States.

                                                               YEAR ENDED APRIL 30,
                                                              -----------------------
                                                                   L            L
                                                                 1999          1998
                                                              -----------    --------
                                                              (UNAUDITED)
                                                              (IN MILLIONS OF POUNDS,
                                                              EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENT DATA
Group turnover..............................................    1,548.4       1,347.0
Total operating profit (including shares of joint ventures
  and associates)...........................................      274.7         216.3
Profit on ordinary activities before income taxes...........      210.1         155.7
Profit/(loss) for the year..................................      158.4         113.5
Earnings per ordinary share(1)..............................      12.0p          9.5p
Dividends per ordinary share................................       3.0p          2.4p
CONSOLIDATED BALANCE SHEET DATA
Fixed assets................................................    2,105.8       1,520.1
Current assets..............................................      516.4         331.0
Creditors -- amounts falling due within one year............     (706.3)       (600.0)
Net current liabilities.....................................      189.9         269.0
Total assets less current liabilities.......................    1,915.9       1,251.1
Creditors -- amounts falling due after more than one year...     (950.8)       (741.7)
Provisions..................................................     (234.1)       (239.3)
Net assets..................................................      731.0         270.1
Equity shareholders' funds..................................      731.0         269.8
Minority interests..........................................        0.0           0.3
Capital employed............................................      731.0         270.1

---------------
(1) All earnings per share data has been restated to reflect the subdivision of Parent shares on October 19, 1998, from 2.5p to 0.5p.

     9. SOURCE AND AMOUNT OF FUNDS. Purchaser will require approximately $1.35 billion to (i) purchase the Shares (on a fully diluted basis) pursuant to the Offer and the Merger and (ii) pay fees and expenses to be incurred in connection with the completion of the Offer and the Merger. All of the funds required to finance the foregoing will be furnished to Purchaser by Parent. Parent will obtain such funds from the proceeds from its working capital and other corporate funds and a $2.25 billion credit facility among Parent and its wholly-owned subsidiaries, including Purchaser, and Credit Suisse First Boston, J.P. Morgan Securities Ltd., The Royal Bank of Scotland plc and The Governor and Company of The Bank of Scotland, as arrangers (together, the "Banks"), and certain other financial institutions. Parent and the Banks entered into a Commitment Letter regarding the credit facility on June 11, 1999. The credit facility will include three facilities -- two term loan facilities and one revolving facility. One term loan has a principal amount of $1.0 billion, repayable on termination on December 31, 2000. The second term loan has a principal amount of $750.0 million, repayable by equal, semi-annual installments, beginning six months from the signing of the credit facility and terminating five years from the signing of the credit facility. The third facility is a $500.0 million revolving credit facility, repayable on termination five years from the signing of the credit facility. The facilities will bear interest at a rate equal to the aggregate of either the London inter-bank offered rate, the Euribor rate or the Paris inter-bank offered rate plus 0.75 to 1.125 per cent per annum depending upon the amounts outstanding under the particular facilities and whether Parent completes an equity offering by December 31, 1999. The credit facility will include customary covenants and events of default. Parent intends to refinance any borrowings that will be made under the credit facility by means of equity and/or debt capital markets offerings. The term loans will be used to finance the Offer and the Merger and to refinance certain existing borrowings of Parent and the Company. The revolving loan will be used to refinance certain existing borrowings and for general corporate purposes.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. In November 1998, Lawrence K. King, Chairman of the Board and Chief Executive Officer of the Company, contacted Mr. Brian Souter, Executive Chairman of Parent, concerning the possibility of certain strategic opportunities the two companies might be able to pursue jointly.

     In March 1999, Mr. King contacted Mr. Souter to request a meeting to discuss Parent's acquisition strategy in North America and ways in which the two companies might be able to work together to pursue this strategy.

     On April 26, 1999, Mr. King, Mr. John Mercandante, Jr., President of the Company, and Mr. Frank P. Gallagher, Executive Vice President and Chief Operating Officer of the Company, met with Mr. Souter and Mr. Keith Cochrane, Group Finance Director of Parent, in Perth, Scotland to discuss Parent's acquisition strategy in North America, ways in which Parent and the Company might work together as part of that strategy, the motor coach operating market in North America and other strategic matters.

     On May 17, 1999, Mr. Souter met with Mr. King and certain other Company management team members in Houston, Texas and expressed an interest in acquiring the Company or merging the Company into Parent.

     On May 24, 1999, Mr. King and Mr. Souter and other representatives of their respective companies discussed a possible structure for a business combination transaction between Parent and the Company, involving consideration consisting of cash and Parent equity securities to be paid to the Company's stockholders in a merger. Mr. Souter indicated, however, that Parent did not want to be involved in an auction of the Company, and therefore needed a period of four weeks of exclusivity during which it could conduct due diligence and, assuming satisfaction with the results thereof, negotiate and enter into a definitive transaction agreement with the Company.

     The next day, Mr. Cochrane and representatives of Parent's legal and financial advisors met in Houston, Texas, with Mr. King, Mr. Mercadante and certain other executives of the Company, and the Company's legal advisors, to discuss the terms of Parent's transaction proposal and the terms of a confidentiality and standstill agreement and exclusivity agreement proposed by Parent. Mr. King informed Mr. Cochrane that the Company had received a proposal for a transaction from another company, and that the Company could not enter into an exclusivity agreement until the Company's Board of Directors and its financial advisor had considered Parent's and the other company's proposals. A Company Board of Directors meeting was scheduled for the next morning. Mr. King also asked for clarification of the terms of Parent's proposal.

     On May 26, 1999 before the Company's Board of Directors meeting, Parent submitted a written proposal for a business combination transaction involving equity securities of Parent and the opportunity for Company shareholders to receive up to 50% of their consideration in cash, at an increased valuation for the Company from the valuation that was indicated on May 24. Parent's ongoing interest in the Company was subject to the condition that Parent would have an exclusive period to conduct a due diligence investigation of the Company.

     After the Company's Board meeting, Mr. King informed Mr. Cochrane that the Company was interested in pursuing a transaction with Parent, but that the Board and its financial advisor would need time to consider valuation and other matters before the Company would be willing to consider an exclusivity arrangement with Parent. The Company advised Parent it would be willing to enter into a confidentiality and standstill agreement with Parent so as to permit Parent to commence promptly its due diligence investigation of the Company, but Parent indicated it was unwilling to conduct due diligence without an exclusivity agreement.

     During June 2 and June 3, 1999, Parent and the Company engaged in negotiations of the terms of a confidentiality and standstill agreement and an exclusivity agreement. The Company also informed Parent that its Board would be meeting on June 3 to discuss the Company's progress in evaluating its strategic alternatives.

     After the Board meeting on June 3, 1999, Mr. King informed Mr. Cochrane that another company had proposed an all cash transaction, but Mr. King did not specify the price of such other proposal. Parent continued to insist on an exclusivity period until June 21, 1999 to conduct due diligence, but indicated a willingness to accelerate its work to the extent practicable in an effort to meet a June 14, 1999 transaction announcement date. Parent also indicated that it was prepared to value the Company at up to $42.00 per Share in cash, subject to reaching agreement regarding exclusivity, the Company's agreement to the cost reimbursement provision described below, Parent's satisfaction with its due diligence investigation and the parties' negotiation of a mutually satisfactory definitive merger agreement.

     On June 3, 1999, the Company and Parent entered into the confidentiality and standstill agreement and the exclusivity agreement. The exclusivity agreement provided that Parent would have the exclusive right until June 18, 1999 to conduct due diligence and negotiate in good faith a definitive transaction agreement. The agreement further provided that the Company would pay Parent's reasonable costs, fees and expenses in connection with its review of the Company and other matters relating to the proposed transaction, up to a maximum of $5 million, if the parties failed to enter into a definitive agreement providing for the transaction and the Company executed and delivered a definitive agreement providing for a competing transaction with any third party on or prior to the 45th day after the end of the exclusivity period.

     From June 3, 1999 until June 12, 1999 Parent conducted and completed its due diligence review of the Company, and Parent and the Company negotiated the terms of the Merger Agreement. During the course of this review, the Company made available to Parent certain information and discussed the Company's business and operations.

     On June 9, 1999, in response to unusual market activity in the Shares, the Company issued a press release to the effect that it was in discussions with a third party regarding a possible acquisition of the Company for consideration of $42.00 per Share in cash.

     At a Parent Board of Directors meeting held on the evening of June 11 and into the early morning of June 12, 1999 (London time) the Board of Directors of Parent adopted resolutions approving the acquisition of the Company pursuant to the terms of the Merger Agreement. The Merger Agreement and related agreements were finalized and executed and delivered on June 12, 1999, and the transaction was announced before the New York Stock Exchange opened for trading on June 14, 1999.

     11. THE MERGER AGREEMENT AND OTHER AGREEMENTS. The following is a summary of the Merger Agreement and certain other agreements which summary is qualified in its entirety by reference to the copies thereof filed as exhibits to the Tender Offer Statement on Schedule 14D-1.

     The Offer. The Merger Agreement provides that no later than five business days after the announcement of the Merger Agreement, Parent will cause Purchaser to, and Purchaser will, commence the Offer. The parties to the Merger Agreement have agreed in the Merger Agreement that the obligation of Purchaser to consummate the Offer, and to accept for payment and pay for the Shares tendered pursuant to the Offer, is subject to the conditions of the Offer described in
Section 15 hereof (the "Offer Conditions"). Pursuant to the Merger Agreement, the Offer will be made by means of an offer to purchase which will contain as conditions only the Minimum Condition and the other conditions described in
Section 15 hereof, and, subject to the succeeding sentence, will otherwise contain, and be entirely consistent with, the terms and conditions of the Offer as described in the Merger Agreement. Under the Merger Agreement, each of Purchaser and Parent expressly reserved the right, in its sole discretion, to waive any such condition and to make any other changes to the terms of the Offer, provided, that, without the consent of the Company, neither Parent nor Purchaser will (i) amend or waive (A) the Minimum Condition, (B) the HSR Condition, (C) the STB Condition, or (D) the condition described in paragraph
(c) of Section 15 hereof, (ii) amend any other Offer Condition,

(iii) reduce the price per Share payable in the Offer, (iv) change the form of consideration to be paid in the Offer (other than by adding cash consideration),
(v) reduce the maximum number of Shares to be purchased in the Offer or (vi) amend any other term of the Offer in a manner which is adverse to the holders of Shares. The Merger Agreement provides that the price per Share will be net to the sellers in cash, without interest, subject to reduction only for any applicable federal back-up withholding taxes.

     Under the Merger Agreement, Purchaser may, without the consent of the Company, subject to the Company's right to terminate the Merger Agreement, (i) extend the Offer on one or more occasions for up to ten business days for each such extension beyond the then-scheduled expiration date, if at the then-scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Shares will not be satisfied or waived, until such time as such conditions are satisfied or waived, and, at the request of the Company, Purchaser will, subject to Parent's right to terminate the Merger Agreement, extend the Offer for additional periods up to but not later than January 31, 2000, but will not be required to so extend if any of the conditions not satisfied or earlier waived on the then-scheduled expiration date are one or more of the Minimum Condition or the conditions described in paragraphs (a), (c) or (d) of Section 15 hereof, provided that (x) if the only condition not satisfied is the Minimum Condition, the satisfaction or waiver of all other conditions will have been publicly disclosed at least five business days before termination of the Offer and (y) if the conditions described in paragraph (a) or (d) of Section 15 hereof has not been satisfied and the failure to so satisfy can be remedied, the Offer will not be terminated unless the failure is not remedied within 10 business days after Parent has furnished the Company with written notice of such failure, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence if there will not have been tendered sufficient Shares so that the Merger could be effected without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL. The Merger Agreement provides that, subject to the terms of the Offer, including the Offer Conditions, Purchaser will accept for payment and pay for all Shares duly tendered at the earliest time at which it is permitted to do so under applicable provisions of the Exchange Act; provided, that, as set forth above, Purchaser will have the right, in its sole discretion, to extend the Offer for up to five business days notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of Section 253 of the DGCL. The Merger Agreement further provides that the Offer Conditions other than the Minimum Condition, the HSR Condition, the STB Condition and the condition described in paragraph (c) of Section 15 hereof are solely for the benefit of Purchaser and that all Offer Conditions may be asserted by Purchaser regardless of the circumstances resulting in a condition not being satisfied (except for any action or inaction by Purchaser, Merger Sub or Parent constituting a breach of the Merger Agreement) and, except with respect to the Minimum Condition, the HSR Condition, the STB Condition and the condition described in paragraph (c) of
Section 15 hereof, may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

     Company Recommendation. The Merger Agreement provides that the Company will file with the Commission and mail to its stockholders contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") which will comply in all material respects with the provisions of applicable federal securities laws. Pursuant to the Merger Agreement, the Schedule 14D-9 will contain the recommendation of the Board of Directors of the Company that the holders of Shares accept the Offer, unless and until the Company's Board of Directors determines in good faith, only after receipt of and based upon advice from outside legal counsel to the Company, that it is required by fiduciary duties under applicable law to change its recommendation in response to a Superior Proposal (as defined under "No Solicitation" below).

     Directors Following the Offer. The Merger Agreement provides that, effective upon the payment by Purchaser for the Shares tendered pursuant to the Offer in accordance with the terms of the Merger Agreement, and subject to the provisions of the Interstate Commerce Act, as amended by the ICC Termination Act (the "ICA"), and the rules, regulations and practices of the STB, the Company will be required to use its reasonable best efforts to cause to be appointed to the Board of Directors of the Company an individual designated by Parent, who will be identified as a suitable candidate by Parent prior to the consummation of the Offer and who will not be a director, officer or employee of Parent and will be reasonably satisfactory to the Board of Directors of the Company. The Merger Agreement further provides that the Company's obligations to appoint such individual to the Board of Directors of the Company will be subject to the provisions of the ICA and the rules, regulations and practices of the STB.

     The Merger Agreement provides that promptly upon the later of (x) payment by Purchaser for the Shares tendered pursuant to the Offer in accordance with the terms of the Merger Agreement and (y) the date on which Parent is lawfully permitted to assume control over the Company's common carrier motor coach subsidiaries pursuant to STB approval or exemption (the later of (x) and (y), the "Control Date"), Parent will be entitled to designate a number of directors on the Board of Directors of the Company (including any designated pursuant to the provision described in the paragraph immediately above) equal to the product of the total number of the directors on such Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned by Purchaser and its affiliates bears to the number of Shares outstanding, rounded to the nearest whole number, but in no event less than a majority.

     At the time specified in the preceding two paragraphs, as the case may be, the Company will, upon request of Parent, use its reasonable best efforts promptly either to increase the size of the Board of Directors of the Company or, at the Company's election or at Parent's request, secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees pursuant to the provisions described in the preceding two paragraphs, as the case may be, to be so elected or appointed to the Company's Board, and will cause Parent's designees to be so elected or appointed. The Merger Agreement further provides that the Company will use its reasonable best efforts to cause directors designated by Parent pursuant to the provisions described in the preceding paragraph to constitute the same percentage as is on the Board (but in any event at least one Parent designee) (i) of each committee of the Board of Directors, (ii) of each board of directors of each subsidiary of the Company and (iii) of each committee of each such board, in each case only to the extent permitted by law and the rules of the NYSE to the extent applicable. The Merger Agreement provides that notwithstanding the foregoing, until the Effective Time, the Company and Parent will use all reasonable best efforts to retain as members of the Company's Board of Directors at least two directors who are directors of the Company on the date of the Merger Agreement and who are not designated by Parent or employees of the Company or its subsidiaries (the "Independent Directors"). The Merger Agreement further provides that the Company's obligations to appoint designees to the Board of Directors will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     The Merger Agreement provides that, following the election or appointment of Parent's designees, after the payment for the Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors (who will act as an independent committee of the Board of Directors for this purpose) will be required, and alone will be sufficient, to take action by the Company to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, (iii) extend the time for performance of Parent's and Merger Sub's respective obligations under the Merger Agreement, or (iv) approve any other action by the Company that could adversely affect the interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates) with respect to the transactions contemplated thereby.

     Voting Trust.  Pursuant to the Merger Agreement, the parties agreed that,
(i) immediately upon the purchase by Parent, Purchaser or their affiliates of Shares pursuant to the Offer or otherwise, such Shares will be deposited in one or more separate, independent, irrevocable voting trusts in accordance with the terms and conditions of one or more Voting Trust Agreements, (ii) upon consummation of the Merger, all outstanding shares of the Surviving Corporation will be deposited in such Voting Trust and (iii) upon consummation of the Subsequent Merger (if Parent elects to effectuate that transaction), all outstanding shares of Purchaser will be deposited in such Voting Trust. The Merger Agreement provides that, subject to applicable law and to the rules, regulations and practices of the STB, the Voting Trust Agreements may be modified or amended at any time by Parent in its sole discretion; provided, that
(i) prior to the Effective Time, the Voting Trust Agreements may not be modified or amended without the prior written approval of the Company unless such modification or amendment is not inconsistent with the Merger Agreement and is not adverse to the Company or its stockholders and would not reasonably be expected to have an adverse effect on receipt of a favorable informal advisory opinion from the STB and (ii) the Voting Trust Agreements may not be modified or amended without the prior written approval of the Company if such modification or amendment would reasonably be expected to increase the liability exposure of the Board of Directors of the Surviving Corporation under applicable law. The Merger Agreement further provides that no power of Parent or Purchaser provided for in the Voting Trust Agreements may be exercised in a manner which violates the Merger Agreement. Pursuant to the Merger Agreement, Parent, in consultation with the Company, will use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain a favorable informal advisory opinion from the STB staff to the effect that the Voting Trust effectively insulates Parent from any violation of the ICA and STB rules or policies against unauthorized acquisition of control of regulated carriers. The Merger Agreement provides that in furtherance and not in limitation of the foregoing: (i) Parent will make any filings required by the STB with respect to the Voting Trust and the Company will make any filings reasonably required by Parent with respect thereto; (ii) Parent will consult with the Company in connection with any discussions or proceedings initiated by Parent with the STB with respect to the Voting Trust; provided, that the Company will not initiate any such discussions or proceedings without Parent's prior written consent; and
(iii) Parent, with the Company's consent, will change or modify the terms of the Voting Trust Agreements to the extent required by the STB as a condition to the issuance of such advisory opinion, so long as the required changes or modifications do not, in the aggregate, materially affect Parent's rights thereunder. The Merger Agreement further provides that any Voting Trustee of the Voting Trust appointed by Parent and Purchaser pursuant to the Voting Trust Agreements will be reasonably satisfactory to the Board of Directors of the Company.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. The Merger Agreement provides that as a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation.

     The Merger Agreement provides that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, that (i) the name of the Surviving Corporation will be the name of the Company; (ii) the number of shares of authorized common stock will be equal to the number of shares of authorized Company Common Stock set forth in the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time; and (iii) the Certificate of Incorporation of the Surviving Corporation will include the provisions of Articles Seven and Eight of the Certificate of Incorporation of the Company as in effect on the date of the Merger Agreement. The Merger Agreement further provides that at the Effective Time and without any further action on the part of the Company or Merger Sub, the By-laws of Merger Sub will be the By-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

     The Merger Agreement provides that the directors of Merger Sub (if the Effective Time follows the Control Date) or the Company (if the Effective Time precedes the Control Date), in either case immediately prior to the Effective Time, will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their resignation or removal or until their respective successors are duly elected or appointed (as the case may be) and qualified.

     The Merger Agreement provides that, following the Effective Time, at Parent's election, the Surviving Corporation will be merged with and into Purchaser. The Subsequent Merger will be effected on terms and have effects substantially similar to the Merger. The Merger Agreement further provides that at Parent's election the Merger may alternatively be structured so that the Company is merged with and into Merger Sub, Purchaser or another direct or indirect wholly owned subsidiary of Parent, or another direct or indirect wholly owned subsidiary of Parent is merged with and into the Company; provided, however, that no such change will (i) alter or change the amount or kind of the consideration to be issued to the Company's stockholders in the

Merger or the treatment of the holders of the Company Stock Options, (ii) materially impede or delay consummation of the Merger, or (iii) release Parent from any of its obligations under the Merger Agreement; provided, however, that the Company will be deemed not to have breached any of its representations and warranties and covenants therein if and to the extent such breach would have been attributable to such election. In the event of such an election, the Company agreed to execute any appropriate documentation as may be reasonably requested by Parent to reflect such election.

     The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities: (i) each Share (other than any Shares to be canceled pursuant to clause (ii) below and any Dissenting Shares) will be canceled, extinguished and converted automatically into the right to receive an amount per share in cash equal to the price per Share paid in the Offer (the "Per Share Price"), payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share, less any required withholding taxes; (ii) each Share held in the treasury of the Company and each Share owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or of the Company (including the Shares held in the Voting Trust), in each case immediately prior to the Effective Time, will be canceled and retired without any conversion thereof and no payment or distribution will be made with respect thereto; (iii) the shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become equal to a number of identical validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation as is equal to the number of Shares immediately prior to the Effective Time;
(iv) each share of preferred or other capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of identical preferred or other capital stock of the Surviving Corporation and, in the case of each of (iii) and (iv), if the Effective Time precedes the Control Date, each such share will be deposited in the Voting Trust and (v) each share of Series A Voting Preferred Stock, par value $.01 per share, of the Company (the "Voting Preferred Stock") outstanding immediately prior to the Effective Time will be canceled and retired without any conversion thereof and no payment or distribution will be made with respect thereto.

     The Merger Agreement provides that, upon the consummation of the Offer, except as otherwise agreed between the Company and any holder thereof, each then outstanding employee stock option and any other stock or stock-based right and each then outstanding director stock option and any other stock or stock-based right (a "Company Stock Option"), whether or not then vested or exercisable, will be (or, if not previously vested and exercisable, will become), consistent with the plans and agreements applicable to such Company Stock Options, vested and exercisable and such Company Stock Options immediately thereafter will be canceled by the Company, and each holder of a canceled Company Stock Option with an exercise price that is less than the Per Share Price will be entitled to receive at the consummation of the Offer or as soon as practicable thereafter (or if the grant of the Company Stock Option does not qualify as an exempt acquisition pursuant to Rule 16b-3 under the Exchange Act, the date six months and one day following the grant of such Company Stock Option, if later) from the Company (and, if necessary, Parent will provide funds to the Company sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Per Share Price over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

     The Merger Agreement provides that the Company will use its reasonable best efforts to take all such actions as are reasonably necessary to provide that (i) no further issuance, transfer or grant of any capital stock of the Surviving Corporation or any interest in respect of any capital stock of the Surviving Corporation will be made on or after the consummation of the Offer under any Company Plan and (ii) following the consummation of the Offer, no holder of a Company Stock Option or any participant in any Company Plan will have the right thereunder to acquire any capital stock of the Surviving Corporation.

     The Merger Agreement provides that shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who have delivered a written demand for appraisal of such shares of Company

Common Stock in the time and manner provided in Section 262 of the DGCL and have not failed to perfect or have not effectively withdrawn or lost their rights to appraisal and payment under the DGCL will not be converted into the right to receive the Merger Consideration, but will be entitled to receive the consideration as will be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock will thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, less any required withholding taxes.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's organization, standing and corporate power, subsidiaries, capital structure, authorization, recommendation and required stockholder vote for the Merger Agreement, noncontravention of any governing instruments, laws or other agreements, filings with the Commission, financial statements, and undisclosed liabilities, information provided in the Offer documents and Schedule 14D-9, absence of certain changes or events, litigation, labor matters and compliance with laws, employee benefit plans, taxes, environmental matters, contracts, absence of rights plan, intellectual property, year 2000 matters, ownership of assets, insurance, brokers, and opinion of the Company's financial advisor.

     In addition, the Merger Agreement contains representations and warranties of Parent, Purchaser and Merger Sub concerning their organization and standing, authorization, recommendation and required stockholder vote for the agreement, noncontravention of any governing instruments, laws or other agreements, information provided in the Offer documents and Schedule 14D-9, financing, and brokers.

     Interim Operations of the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, except (i) as expressly provided in the Merger Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on a disclosure schedule to the Merger Agreement delivered by the Company, after the date of the Merger Agreement and prior to the Control Date, the business of the Company and its subsidiaries will be conducted only in the ordinary course of business consistent with past practice and each of the Company and its subsidiaries will use all reasonable efforts to preserve its business organization intact and preserve and maintain its rights and franchises and its relationships with its customers, suppliers, employees, independent contractors, creditors, business partners and others with whom it deals; the Company, in conducting its business and operations, will have due regard for the interests of the holders of the Trust Certificates (as defined in the Voting Trust Agreements) as investors in the Company; and neither the Company nor any of its subsidiaries will:

          (a) (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any of its capital stock other than dividends or distributions by the Company's wholly owned subsidiaries; (iii) split, combine or reclassify any of its capital stock; or (iii) issue, sell, transfer, pledge, dispose of or encumber, or redeem, purchase or otherwise acquire directly or indirectly, any shares of, or securities convertible into or exchangeable or redeemable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of, or any other ownership or equity interest (including, without limitation, any phantom interest or stock appreciation rights) in, the Company or its subsidiaries other than pursuant to exercises of Company Stock Options, conversions of the convertible subordinated notes, redemptions of exchangeable subsidiary shares and exercises of warrants;

          (b) transfer, lease, license, sell, mortgage, pledge, dispose of, or create or suffer to exist any lien on any assets that are material to the Company and its subsidiaries, taken as a whole, other than liens pursuant to the Company's primary credit agreement, purchase money security interests under certain other indebtedness and related documents and other than sales of assets in the ordinary course of business consistent with past practice;

          (c) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, or any substantial portion of any assets thereof, other than acquisitions for total value not in excess of $50 million in the aggregate;

          (d) (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any employee other than increases in the ordinary course of business consistent as to timing and amount with past practice; (ii) except to the extent currently required under applicable law or the terms of the applicable agreement or arrangement, adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with, or grant any severance or termination pay to, any officer, director or employee of the Company or any of its subsidiaries, other than pursuant to existing plans or agreements;
     (iv) except with respect to the Company's foreign operations, as required by law or existing arrangements, make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any subsidiary which does not have a severance program as of the date of the Merger Agreement;

          (e) enter into or materially modify any collective bargaining agreement, including any successor collective bargaining agreement;

          (f) enter into, modify or terminate any material contract except in the ordinary course of business consistent with past practice;

          (g) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;

          (h) (i) incur or assume any debt except for borrowings under existing credit facilities, debt incurred in connection with permitted acquisitions in an aggregate outstanding amount not to exceed $65 million at any one time (including no more than $15 million in assumed debt) and additional borrowings in an aggregate outstanding amount not to exceed $20 million at any time (any newly incurred debt to be on terms no less favorable to the Company and its subsidiaries in any material respect than its existing credit facilities); (ii) assume, guarantee, endorse, enter into any "keep well" or other similar agreement, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations or financial condition of any person other than the Company or its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice and where the amount involved, individually or in the aggregate, is not material; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (iv) make any capital expenditure in excess of $1 million with respect to any individual or series of related capital expenditures or $15 million in the aggregate for all capital expenditures;

          (i) change any of its material accounting principles, except as required by generally accepted accounting principles;

          (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its subsidiaries or any agreement (other than a confidentiality agreement pursuant to the provisions described under "No Solicitation" below) relating to an Acquisition Proposal (as defined below);

          (k) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, other than the Company or its wholly owned subsidiaries, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404;

          (l) make any material tax election;

          (m) (i) pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice; or (ii) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement) other than settlements or compromises of litigation not relating to the transactions contemplated hereby and which could not reasonably be expected to prejudice materially the Company or its subsidiaries in any other pending or future litigation, where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $1 million, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters will not exceed $5 million;

          (n) take any action which would make any of the Company's representations and warranties in the Merger Agreement untrue or incorrect in a manner that would, or any other action that would, result in any of the Offer Conditions not being satisfied; or

          (o) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, or to agree to do, any of the foregoing.

     Access to Information. The Merger Agreement provides that Company will (and will cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its subsidiaries' personnel, properties, books, contracts, commitments and records (including any tax returns or other tax related information pertaining to the Company and its subsidiaries) and, during such period, the Company will (and will cause each of its subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or which is otherwise material to the Company and its subsidiaries and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including any tax returns or other tax related information pertaining to the Company and its subsidiaries). The Merger Agreement further provides that Parent will hold any such information in confidence to the extent required by and in accordance with the provisions of the existing confidentiality agreement between the Company and Parent.

     Consents and Approvals. The Merger Agreement provides that each of the Company, Parent, Purchaser and Merger Sub will use all reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement and the transactions contemplated thereby which actions will include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or reports required to be filed with the Commission, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby. The Merger Agreement further provides that each of the Company, Parent, Purchaser and Merger Sub will, and will cause its subsidiaries to, use all reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party, required to be obtained or made by Parent, Purchaser, Merger Sub, the Company or any of their subsidiaries in connection with the Offer, the Merger or the taking of any other action contemplated by the Merger Agreement.

     The Merger Agreement provides that Parent, on the one hand, and the Company on the other will, and each will cause its subsidiaries to, subject to the following sentences, (i) cooperate with one another to prepare and present to the STB, as soon as practicable, all filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by the Merger Agreement,
(ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by persons not party to the Merger Agreement, and
(iv) take all such further action as in the reasonable judgment of Parent and the Company may facilitate obtaining a final order or orders of the STB approving such transactions consistent with the Merger Agreement and the transactions contemplated therein. The Merger Agreement further provides that without in any way limiting Parent's obligations under Section 1.4 of the Merger Agreement relating to the Voting Trust and subject to consultations with the Company and, after giving good faith consideration to the views of the Company, Parent will have final authority over the development, presentation and conduct of the STB case, including over decisions as to whether to agree to or acquiesce in conditions.

     Employee Matters. The Merger Agreement provides that for a period of one year following the Effective Time, Parent will or will cause the Surviving Corporation to either continue the existing Company employee benefit plans or provide benefits to employees of the Company and its subsidiaries under substitute plans or arrangements ("Parent Benefit Plans") that are no less favorable, in the aggregate, to such employees than those provided under such existing Company plans.

     The Merger Agreement further provides that with respect to any Parent Benefit Plan in which the Company's or its subsidiaries' employees participate effective as of the Merger, Parent will, or will cause the Surviving Corporation to: (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any Parent Benefit Plan in which such employees may be eligible to participate after the Effective Time, (B) provide each employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the employees with the Company or any subsidiary for all purposes (excluding for benefit accrual) in any Parent Benefit Plan in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable Company plan immediately prior to the Closing Date; provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits.

     No Solicitation. The Merger Agreement provides that the Company will not, and it will cause its subsidiaries, directors, officers, employees, financial and other advisors, agents, representatives, affiliates and others working on its behalf or at its direction (collectively, "Company Representatives") not to, initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of more than 10% of the assets (including stock of subsidiaries) of the Company and its subsidiaries taken as a whole, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of the Company or any of its subsidiaries (an "Acquisition Proposal"), other than as contemplated by the Merger Agreement.

     The Merger Agreement further provides that notwithstanding the above paragraph, if the Company is not otherwise in breach or violation of the provisions described in this subsection, until the Offer has been consummated, the Board of Directors of the Company may, directly or indirectly through Company Representatives: (x) furnish information concerning the Company and its subsidiaries to any person with respect to an Acquisition Proposal pursuant to appropriate confidentiality agreements with terms substantially similar to those contained in the confidentiality agreement with Parent (including with respect to "standstill" provisions), and (y) negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal, if in either case (x) or (y), (i) such person has submitted a bona fide written Acquisition Proposal to the Company after the date hereof which constitutes a Superior Proposal (as defined below) and (ii) in the good faith judgment of the Board of Directors of the Company, only after receipt of and based upon advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law. In addition, the Merger Agreement will not restrict the Company Board of Directors from, to the extent required, complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, subject to any rights of Parent to terminate the Merger Agreement and receive payment of any fee due as a result thereof under the provisions of the Merger Agreement -- described under "Termination" and "Effect of Termination" below.

     Pursuant to the Merger Agreement, the Company will notify Parent immediately of any inquiries, proposals or offers received by, information requested from, or discussions or negotiations sought to be initiated or continued with, it or any Company Representatives with respect to, or which could reasonably be expected to lead to, an Acquisition Proposal indicating, in connection with each such notice, the name of such person (unless the proposed consideration consists solely of cash) and the material terms, conditions and other aspects of any such inquiries, proposals, offers, requests, discussions or negotiations, including promptly forwarding copies of any written Acquisition Proposals (with redactions of the proposing party's identity, if the proposed consideration consists solely of cash), and promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. The Merger Agreement provides that the Company immediately cease and to cause to be terminated any activities, discussions or negotiations conducted on or prior to the date of the Merger Agreement with any parties other than Parent with respect to any of the foregoing. The Merger Agreement further provides that neither the Company nor any subsidiary of the Company will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party without the prior written consent of Parent unless the Company's Board of Directors determines in good faith, only after receipt of and based upon advice from outside legal counsel to the Company, that it is required by fiduciary duties under applicable law to take such action in response to a Superior Proposal.

     A "Superior Proposal" means, for purposes of the Merger Agreement, a bona fide written Acquisition Proposal made by a third party after the date of the Merger Agreement:

          (i) as a result of which (A) the Company's stockholders prior to such transaction would in the aggregate cease to own at least 50% of the voting securities of the ultimate parent entity resulting from such transaction or
     (B) at least 50% of the assets of the Company and its subsidiaries taken as a whole would be transferred to an unaffiliated third party; and

          (ii) which the Board of Directors of the Company in its good faith judgment, taking into account the various legal, financial and regulatory aspects of the proposal and the person making such proposal and after consultation with and based on the advice of outside counsel and a nationally recognized financial advisor, determines (A) if accepted, is reasonably likely to be consummated, and (B) if consummated, is reasonably likely to result in a transaction that is financially superior and more favorable to the holders of Company Common Stock than the Offer and the Merger (taken together).

     Certain Financing Matters. The Merger Agreement provides that the Company will provide, and will cause its subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the consummation of the Offer, including without limitation any financing to be provided to the Company or any of its subsidiaries by Parent. The Merger Agreement further provides that, in addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Parent, to call for prepayment or redemption, conduct a tender offer for, or prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and its subsidiaries, including, without limitation, indebtedness under the Credit Agreement, the Senior Subordinated Notes and the Convertible Subordinated Notes; provided that no such prepayment or redemption or purchase under any tender offer will themselves actually be required to be made or consummated until contemporaneously with or after the consummation of the Offer.

     Reasonable Best Efforts. The Merger Agreement provides that, subject to the terms and conditions therein provided, each of the parties thereto agreed to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, and to remove any injunctions or other impediments or delays, legal or otherwise, to consummate the Offer and make effective the Merger and the other transactions contemplated by the Merger Agreement as expeditiously as practicable. Pursuant to the Merger Agreement, in case at any time after the Effective Time any further action becomes necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of the Company, Parent, Purchaser and Merger Sub will use all reasonable efforts to take, or cause to be taken, all such necessary actions.

     Publicity. The Merger Agreement provides that so long as the Merger Agreement is in effect, neither the Company nor Parent nor their affiliates will issue or cause the publication of any press release or other public statement or announcement with respect to the Merger Agreement or the transactions contemplated thereby without prior consultation with and approval (not to be unreasonably withheld or delayed) of the other party, except as may be required by law or by obligations pursuant to any listing agreement with, or the listing rules of, a national securities exchange, and in such case will use all reasonable efforts to consult with and obtain approval of the other party prior to such release or announcement being issued.

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

     Notification of Certain Matters. The Merger Agreement provides that the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event which would be likely to cause any representation or warranty of the Company or Parent, Purchaser and Merger Sub, as the case may be, contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure or inability of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this provision will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Directors' and Officers' Insurance and Indemnification. The Merger Agreement provides that at all times after the Effective Time, Parent and the Surviving Corporation will jointly and severally indemnify each person who was at the date of the Merger Agreement, or at any time prior to the date thereof, a director or officer of the Company or of any of the Company's subsidiaries or person entitled to indemnification (individually an "Indemnified Party" and collectively the "Indemnified Parties"), subject to applicable law, to the same extent and in the same manner as was being provided in the respective certificates of incorporation or by-laws or similar organizational documents of the Company and such subsidiaries or otherwise in effect on the date thereof. The Merger Agreement further provides that the Surviving Corporation will maintain in effect for not less than six years after consummation of the Merger the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries on the date of the Merger Agreement or policies having comparable coverage, terms and conditions, with respect to matters existing or occurring at or prior to the Effective Time, to the extent available; provided, that in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums paid by the Company for such insurance (as disclosed to Parent in writing prior to the date of the Merger Agreement), although it will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     The Merger Agreement provides that, without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement, Parent will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, subject to the provision by such Indemnified Party of an undertaking to reimburse such payments in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. The Merger Agreement further provides that Parent will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in the above-described provisions or any action involving an Indemnified Party resulting from the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides that any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law will be made by legal counsel reasonably acceptable to such Indemnified Party, Parent and the Surviving Corporation, retained at Parent's and the Surviving Corporation's expense.

     The Merger Agreement provides that the provisions described above are intended to benefit and will be enforceable by the Indemnified Parties and their respective heirs, executors and personal representatives and will be binding on and enforceable against Parent, Purchaser, Merger Sub and the Surviving Corporation and their successors and assigns in accordance with Delaware law.

     Proxy Statement; Company Stockholders Meeting. The Merger Agreement provides that as soon as practicable following the date thereof at the request of Parent, the Company will prepare and file with the Commission a proxy or information statement with respect to the required Company stockholder approval of the Merger Agreement (the "Proxy Statement") and will use all reasonable efforts to resolve any comments of the Commission with respect to the Proxy Statement as promptly as practicable. The Merger Agreement further provides that Parent will cooperate with the Company in the preparation of the Proxy Statement. The Merger Agreement also provides that Company will give Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the Commission and will give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission, all of which filings and responses will be subject to Parent's prior consent, not to be unreasonably withheld. The Company will provide to Parent promptly copies of all correspondence between it or any of its representatives and the Commission. Pursuant to the Merger Agreement, Parent will furnish all information concerning it required to be included in the Proxy Statement, and as promptly as practicable, the Proxy Statement will be mailed to the stockholders of the Company. The Merger Agreement provides that the Company will advise Parent promptly after it receives notice thereof of any request or demand by the Commission or the NYSE for amendment of the Proxy Statement.

     The Merger Agreement provides that if Company stockholder approval is required under the DGCL to consummate the Merger and is required to be given at a duly held meeting of stockholders, the Company will, as promptly as reasonably practicable following the execution of the Merger Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company stockholder approval and will take all lawful action to solicit the Company stockholder approval. The Merger Agreement further provides that unless otherwise required by their fiduciary duties under applicable law, the Board of Directors of the Company will (i) recommend adoption of the Merger Agreement by the stockholders of the Company, and (ii) not withdraw, modify or qualify in any manner adverse to Parent such recommendation (or its recommendation that holders of Shares tender their Shares in the Offer) or take any action or make any statement in connection with the Company Stockholders Meeting (or the Offer) inconsistent with such recommendation (collectively, an "Adverse Change in the Company Recommendation"). Pursuant to the Merger Agreement, the Company will use all reasonable efforts to obtain any necessary approvals to permit the Company stockholder approval to be effected by written consent. The Merger Agreement provides that, subject to its right to terminate the Merger Agreement in accordance with its terms, the Company will be required to take the actions specified in the provisions described above, and satisfy all its other obligations under the Merger Agreement, whether or not the Company Board of Directors makes an Adverse Change in the Company Recommendation after the date thereof.

     The Merger Agreement provides that Parent will vote at the Company Stockholders' Meeting or give consents with respect to, or cause to be voted or to have consents given with respect of (including, prior to the Control Date, by causing the Voting Trustees to vote pursuant to the Voting Trust Agreements), all Shares then owned by it or Purchaser or any of Parent's other subsidiaries and affiliates (including any shares held in the Voting Trust) in favor of the adoption of the Merger Agreement.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that Purchaser has acquired at least 90% of the then-outstanding Shares, the parties will, at the request of Purchaser, subject to the conditions to the Merger, the DGCL, the ICA and the rules and regulations of the STB, to take (and prior to the Control Date to cause the Voting Trustees to take) all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     Parent Circular; Parent Shareholders Meeting. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, Parent will prepare and obtain the approval of the London Stock Exchange of a circular (the "Parent Circular") to be sent to Parent's shareholders in connection with the Parent Shareholder Meeting (as defined below). The Company will cooperate with Parent in the preparation of the Parent Circular. The Merger Agreement further provides that Parent will give the Company and its counsel a reasonable opportunity to review the Parent Circular prior to its being lodged with the LSE for approval and will give the Company and its counsel a reasonable opportunity to review all amendments and supplements to the Parent Circular and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the LSE. The Merger Agreement also provides that Parent will provide to the Company promptly copies of all correspondence between it or any of its representatives and the LSE. Pursuant to the Merger Agreement, the Company will furnish all information concerning it required to be included in the Parent Circular, and as promptly as practicable, the Parent Circular will be mailed to the shareholders of Parent. The Merger Agreement provides that Parent will advise the Company promptly after it receives notice thereof of any request or demand by the LSE for amendment of the Parent Circular. The Merger Agreement further provides that the Parent Circular and any supplements thereto and any other circulars or documents issued to shareholders or employees of Parent will contain all particulars relating to Parent and the Company required to comply in all material respects with all United Kingdom statutory and other legal provisions (including, without limitation, the Companies Act of 1985 of the United Kingdom, as amended, the Financial Services Act 1986 and the rules and regulations made thereunder, and the rules and requirements of the LSE and the City Code) and, at the date filed with the LSE or distributed to Parent's shareholders or at the time of the Parent Shareholders Meeting, all such information contained in such documents will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

     (b) The Merger Agreement provides that Parent will, as promptly as reasonably practicable following the execution of the Merger Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of obtaining the approval of the Merger by Parent's shareholders (the "Parent Shareholder Approval") and will take all lawful action to solicit such Parent Shareholder Approval. The Merger Agreement further provides that Parent will use its reasonable best efforts to hold the Parent Shareholders Meeting on or before July 26, 1999. Pursuant to the Merger Agreement, unless otherwise required by their fiduciary duties under applicable law, the Board of Directors of Parent will (i) recommend that the shareholders of Parent vote in favor of the resolution to be proposed at the Parent Shareholders Meeting and required for the implementation of the Offer and the Merger, and (ii) not withdraw, modify or qualify in any manner adverse to the Company such recommendation or take any action or make any statement in connection with the Parent Shareholders Meeting inconsistent with such recommendation (collectively, an "Adverse Change in the Parent Recommendation"). The Merger Agreement provides that, subject to its right to terminate the Merger Agreement in accordance with its terms, Parent will be required to take the actions specified in clause (a) above and the first sentence of this clause (b), and satisfy all its other obligations under the Merger Agreement, whether or not Parent's Board of Directors makes an Adverse Change in the Parent Recommendation after the date of the Merger Agreement.

     Registration Rights for Shares Deposited in Voting Trust. The Merger Agreement provides that the Company will, if requested by any Voting Trustee at any time and from time to time within three years after the termination of the Merger Agreement while any securities of the Company or any of its subsidiaries remain in the Voting Trust, as expeditiously as possible prepare and file up to three registration statements under the Securities Act of 1933, as amended, if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been deposited in the Voting Trust, in accordance with the intended method of sale or other disposition stated by the Voting Trustee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and the Company will use its reasonable best efforts to qualify such securities under any applicable state securities laws. The Merger Agreement further provides that the Voting Trustee and Parent will use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. The Merger Agreement also provides that the Company will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefore, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Pursuant to the Merger Agreement, the obligations of the Company thereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 calendar days in the aggregate with respect to any registration statement if the Board of Directors of the Company determines that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. Pursuant to the Merger Agreement, the costs of any registration statement prepared and filed under the provisions described hereby, and any sale covered thereby, will be shared equally by the Company and Parent except for underwriting discounts or commission, brokers' fees and the fees and disbursements of the Voting Trustee's and Parents' counsel related thereto (which will be paid by Parent). The Merger Agreement provides that the Voting Trustee and Parent will provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. The Merger Agreement further provides that if, during the time periods referred to in the first sentence of this paragraph, the Company effects a registration under the Securities Act of the Company's securities for its own account or for any other of its stockholders (other than on Form S-4, Form S-8, or any successor form), it will allow the Voting Trustee the right to participate in such registration, and such participation will not affect the obligation of the Company to effect demand registration statements for the Voting Trustee under the Section described hereby; provided, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein by the Voting Trustee only after including all securities intended to be included therein by the Company. The Merger Agreement also provides that in connection with any registration pursuant to the Section described hereby, the Company and Parent will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

     Dividend Access Shares. The Merger Agreement provides that prior to the commencement of the Offer, the Company will enter into an agreement (the "Dividend Access Share Purchase Agreements") with each holder of Dividend Access Shares of par value $.01 per share (the "Dividend Access Shares"), of 3376249 Canada, Inc., a subsidiary of the Company (the "Canadian Subsidiary") which will be substantially in the form previously furnished to Parent, and take any other necessary action to ensure that none of the Company, the Canadian Subsidiary, the Surviving Corporation, Parent or any other affiliate of Parent will be required under the terms of the Dividend Access Shares, the Support Agreement with respect to the Dividend Access Shares (the "Support Agreement") or otherwise, to, and none of them will bear any liability or other obligation for failing to: (i) permit the holders of Dividend Access Shares to retract their Dividend Access Shares as against the Canadian Subsidiary and receive Shares in exchange therefor for the sole purpose of tendering such Shares in the Offer, effective and conditional only upon the consummation of the Offer, all as contemplated by the Support Agreement (it being understood that Purchaser will not be required to accept tenders of, nor will Parent or Purchaser otherwise be required to acquire, Dividend Access Shares in the Offer or otherwise); or (ii) following the Effective Time, issue or otherwise deliver any shares in the capital stock of the Company, the Surviving Corporation, the Canadian Subsidiary, Parent or any other affiliate of Parent or any other securities or property other than a sum in United States Dollars equal to the Per Share Price, without any interest thereon, in respect of or in exchange for, whether pursuant to a retraction or otherwise, any Dividend Access Share. Pursuant to the Merger Agreement, true and complete copies of all executed Dividend Access Share Purchase Agreements will be provided to Parent upon execution thereof.

     Conditions. The Merger Agreement provides that the obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (1) Purchaser shall have purchased the Shares pursuant to the Offer (provided that the purchase of Shares pursuant to the Offer will not be a condition to the obligations of Parent and Merger Sub hereunder if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms hereof or of the Merger Agreement); (2) if required under the DGCL, Company stockholder approval for the Merger shall have been obtained; and (3) no court, arbitrator or other governmental entity shall have issued any order, injunction, decree or ruling, and there will not be any other judgment, order, decree, arbitration award, statute, law, ordinance, rule, or regulation ("Law"), restraining, enjoining or prohibiting the consummation of the Merger.

     Termination. The Merger Agreement provides that notwithstanding anything to the contrary in the Merger Agreement, it may be terminated and the transactions contemplated therein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual written consent of Parent and the Company;

          (b) by either of the Company or Parent:

             (i) if (A) the Offer expires or terminates in accordance with the terms thereof without the purchase of any Shares thereunder or (B) Purchaser has not purchased Shares under the Offer prior to January 31, 2000; provided, however, that the right to terminate the Merger Agreement under this clause will not be available to any party to the extent that the delay in consummating the Offer is due to such party's material breach of the Merger Agreement;

             (ii) if any governmental entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties thereto will use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action will have become final and non-appealable;

             (iii) prior to the consummation of the Offer, if the other party has breached any of its representations, warranties, covenants or agreements set forth herein such that any of the Offer Conditions would not be satisfied, which breach, to the extent curable, is not cured within ten business days of receipt of written notice of breach by the breaching party; or

             (iv) the Parent Shareholder Approval has not been obtained at the Parent Shareholders Meeting;

          (c) by the Company, prior to consummation of the Offer, upon three business days' prior written notice to Parent (which notice will entitle Parent to terminate the Merger Agreement pursuant to clause (d) below), in order to accept a proposal which its Board of Directors will have determined as of the date of such notice is a Superior Proposal and such Board of Directors will have concluded in good faith, only after receipt of and based on advice of its outside legal counsel, that its fiduciary duties would require it to accept such Superior Proposal; provided, however, that
     (i) any financing with respect thereto is committed for the full amount required, (ii) the Company will have fully complied with its obligations described under "No Solicitation" above, (iii) such notice will include a copy of any proposed or definitive documentation relating to such Superior Proposal, and will otherwise indicate all material terms and conditions with respect thereto, (iv) prior to any such termination, the Company will, if requested by Parent in connection with any revised proposal Parent might make, negotiate in good faith for such three business day period with Parent, (v) the Board of Directors of the Company will have concluded in good faith, only after receipt of and based on advice of its outside legal counsel and a nationally recognized financial advisor, as of the effective date of such termination, after taking into account any revised proposal by Parent during such three business day period, that such third party proposal remains a Superior Proposal (and such financing remains so committed) which the Board of Directors of the Company is obligated to accept under its fiduciary duties and (vi) immediately following such termination, the Company enters into definitive and binding documentation with respect to such Superior Proposal; and provided, further, that it will be a condition to termination pursuant to this clause (c) that the Company will have made the payment of the fee to Parent described under "Effect of Termination" below;

          (d) by Parent if prior to the consummation of the Offer: (i) the Company delivers the notice described in clause (c) above, (ii) the Board of Directors of the Company effects an Adverse Change in the Company Recommendation or approves or recommends another Acquisition Proposal or fails to reconfirm its recommendation, if so requested by Parent, within fifteen days following such request, or (iii) the Company engages in negotiations with a third party after the date of the Merger Agreement with respect to any Acquisition Proposal and has not fully and unconditionally rejected such proposal (including, if such Acquisition Proposal was publicly announced or known, by publicly announcing such rejection) within three business days of first engaging in any negotiations with respect to such Acquisition Proposal; or

          (e) by Parent if prior to the consummation of the Offer any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange
     Act) of more than 20% of the combined voting power of the Company Common Stock and the Voting Preferred Stock.

     Effect of Termination. The Merger Agreement provides that in the event of the termination of the Merger Agreement as described above, written notice thereof will forthwith be given to the other party or parties specifying the provision thereof pursuant to which such termination is made, and the Merger Agreement will forthwith become null and void, and there will be no liability on the part of Parent, Purchaser,

Merger Sub or the Company except (i) for fraud or for breach of the Merger Agreement or the confidentiality agreement and (ii) the provisions described under "Registration Rights for Shares Deposited in Voting Trust" above, "Effect of Termination" herein, and "Costs and Expenses" below and in the last sentence of under "Access to Information" above.

     The Merger Agreement provides that the Company will pay Parent the sum of $35 million if the Merger Agreement is terminated solely as follows:

          (i) by Parent pursuant to clause (b)(iii) under "Termination" described above if the breach giving rise to such termination right occurred at a time after the Company will have received or become aware of an Acquisition Proposal (other than any such proposal submitted prior to the date of the Merger Agreement) and within twelve months of such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (which fee will be payable immediately upon the earlier of execution of such agreement or consummation of an Acquisition Proposal); or

          (ii) by the Company pursuant to clause (c) under "Termination" above (which fee will be payable as a condition to such termination) or by Parent pursuant to clause (d)(i) under "Termination" above (which fee will be payable immediately upon such termination); or

          (iii) (A) by Parent or the Company pursuant to clause (b)(i)(A) under "Termination" above (provided that (1) prior to such termination an Acquisition Proposal with respect to the Company will have been publicly announced or otherwise become public, (2) on the date of expiration or termination of the Offer the Minimum Condition has not been satisfied, and
     (3) on such date there is no other condition to the Offer which has failed to be satisfied as a result of a material breach of the Merger Agreement by Parent, Purchaser or Merger Sub), or (B) by Parent pursuant to clause
     (d)(ii) or (iii) or clause (e) under "Termination" above, if, in the case of either clause (A) or (B), within twelve months of any such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (which fee will be payable immediately upon the earlier of execution of such agreement or consummation of an Acquisition Proposal); or

          (iv) by Parent pursuant to clause (e) under "Termination" above, if prior to or within twelve months after any such termination, any person or group acquired or acquires beneficial ownership of more than 40% of the combined voting power of the Company Common Stock, the Voting Preferred Stock and any other voting capital stock of the Company (which fee will be payable immediately upon the later of such acquisition or such termination).

     The Merger Agreement provides that Parent will pay the Company the sum of $25 million if the Merger Agreement is terminated by either party pursuant to clause (b)(iv) under "Termination" above and prior to the Parent Shareholders Meeting there has been an Adverse Change in the Parent Recommendation.

     The Merger Agreement further provides that if the Merger Agreement is terminated by either party pursuant to clause (b)(i)(A) under "Termination" above (provided that (1) on the date of expiration or termination of the Offer the Minimum Condition has not been satisfied and (2) on such date all other conditions to the Offer have been satisfied or waived), then upon and following such termination the Company will be required to reimburse Parent and its affiliates for all reasonable out-of-pocket fees and expenses actually incurred by any of them or on their behalf in connection with the Offer and the Merger, any financing thereof or in respect therewith, and the negotiation, preparation, execution and diligence in respect of the Merger Agreement (including, without limitation, fees and disbursements payable to banks, investment banking firms, dealer managers and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, depositaries, information agents, experts and consultants) ("Expenses") up to an aggregate maximum reimbursement of $5 million. The Merger Agreement also provides that the Company will pay the amounts requested within three business days of such requests (accompanied by a submission of statements therefor). Pursuant to the Merger Agreement, the maximum aggregate amount that the Company will be required to pay pursuant to the provisions described in this paragraph and the second preceding paragraph will be $35 million.

     The Merger Agreement provides that if the Merger Agreement is terminated by either party pursuant to clause (b)(iv) under "Termination" above and prior to the Parent Shareholders Meeting there has not been an Adverse Change in the Parent Recommendation, then upon and following such termination Parent will be required to reimburse the Company and its affiliates for all Expenses actually incurred by any of them or on their behalf up to an aggregate maximum reimbursement of $5 million. The Merger Agreement further provides that Parent will pay the amounts requested within three business days of such requests (accompanied by a submission of statements therefor). Pursuant to the Merger Agreement, the maximum aggregate amount that Parent will be required to pay pursuant to the provisions described in this paragraph and the second preceding paragraph will be $25 million.

     The Merger Agreement provides that in addition to the above described provisions, in the event a fee or Expenses is or becomes payable pursuant to the above-described provision, the party required to pay such fee or Expenses will promptly, but in no event later than three business days following written notice thereof, together with related bills or receipts, to reimburse the other party for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting such fee or Expenses as a result of any breach by the party required to pay such fee or Expenses of its obligations under Section 7.2 of the Merger Agreement described hereby.

     Costs and Expenses. The Merger Agreement provides that except as expressly otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

     Amendment and Modification. The Merger Agreement provides that, subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company or the shareholders of Parent contemplated thereby, only by written agreement of the parties thereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that after the approval of the Merger Agreement by the stockholders of the Company or the shareholders of Parent, no such amendment, modification or supplement which by law requires prior approval of the stockholders of the Company or shareholders of Parent will be made unless such approval has been obtained.

     Waiver; Remedies Cumulative. The Merger Agreement provides that at any time prior to the Effective Time, any party to the Merger Agreement may with respect to any other party thereto: (i) extend the time for the performance of any of the obligations or other acts; (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained therein. Pursuant to the Merger Agreement, any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound. The Merger Agreement provides that no failure or delay on the part of any party to the Merger Agreement in the exercise of any right thereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement therein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Pursuant to the Merger Agreement, all rights and remedies existing under the Merger Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     TENDER AGREEMENT. Concurrently with the execution and delivery of the Merger Agreement, Parent and Merger Sub entered into a Tender Agreement (the "Tender Agreement") with each of the directors of the Company (each, a "Stockholder" and, together, the "Stockholders") who together beneficially own 1,499,921 shares of Company Common Stock (the "Existing Shares" and, together with any shares of Company Common Stock acquired after the date of the Tender Agreement and prior to the termination thereof, whether upon the exercise of options, conversion of convertible securities or otherwise, the "Subject Shares"). Pursuant to the Tender Agreement, each of the Stockholders agreed, among other things, to validly tender (and not withdraw) his Subject Shares to Purchaser pursuant to the Offer.

     Additionally, pursuant to the Tender Agreement, each of the Stockholders agreed that, during the time that the Tender Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in any written consent in lieu thereof, such Stockholder will (i) vote the Subject Shares owned by him in favor of the Merger; and (ii) vote the Subject Shares owned by him against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (B) a sale or transfer of a material amount of assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (C) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Purchaser; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business.

     The Tender Agreement provides that, from and after the date of the Tender Agreement, each of the Stockholders will not, and will cause his financial and other advisors, agents, representatives, affiliates and others working on its behalf or at its direction not to, initiate, solicit, encourage or facilitate offers, inquiries or proposals with respect to, or furnish any information relating to or participate in any negotiations or discussions concerning, any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, or any purchase or sale of more than 10% of the assets (including stock of subsidiaries) of the Company and its subsidiaries taken as a whole, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of the Company or any of its subsidiaries other than as contemplated or permitted by the Merger Agreement.

     Pursuant to the Tender Agreement, each of the Stockholders agreed, while the Tender Agreement is in effect, and except as contemplated thereby, not to
(i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Subject Shares or (ii) grant any proxies, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his obligations under the Tender Agreement.

     The Tender Agreement provides that each of the Stockholders will, while the Tender Agreement is in effect, promptly notify Parent of the number of any new shares of Company Common Stock acquired by such Stockholder, if any, after the date thereof.

     IRREVOCABLE UNDERTAKINGS. Each of Brian Souter and Ann Gloag has signed an irrevocable undertaking dated June 12, 1999, pursuant to which each of them has agreed to vote his or her shares of voting stock of Parent in favor of the Merger. Mr. Souter and Ms. Gloag together beneficially own approximately 24% of the shares of Parent.

     EMPLOYEE TERM SHEET. Pursuant to an Employee Term Sheet dated June 12, 1999 and delivered to Parent and subject to the good faith negotiation and execution of definitive service agreements, (1) each of Lawrence K. King, Frank Gallagher and Gerald Mercanante agreed to enter into new service agreements with the Company or one of its subsidiaries for three years from the closing of the Merger, (2) Lawrence K. King will be appointed as a director of Parent (subject to Parent's articles of association and the rules of the LSE) and (3) Lawrence
K. King, Frank Gallagher, Gerald Mercadante and John Mercadante, Jr. (collectively, the "Investors"), agreed to invest between them $9 million in the purchase of Parent ordinary shares, as soon as reasonably practicable, and, subject to certain customary exceptions, not dispose of the shares acquired by them for a period of one year from the purchase. Subject to the Investors continuing to be employed by the Company (except where prior termination by the employer was without cause), certain performance criteria being achieved and the approval of Parent's shareholders being obtained, three years after the Effective Time each Investor will be entitled to receive one Parent ordinary share for every ten Parent ordinary shares purchased under (3) above. The Company has indicated to Parent that certain additional executives would be prepared to invest an additional $1 million in the purchase of Parent ordinary shares on the terms described above.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY

     Purpose. The purpose of the Offer and the Merger is to acquire the entire equity interest in the Company and, subject to receipt of STB approval, control of the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Parent intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger. The Board of Directors of the Company has approved the Merger Agreement in accordance with the DGCL. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the DGCL, to duly convene a meeting of its stockholders as promptly as practicable following the purchase of Shares pursuant to the Offer for the purpose of considering and taking action on the Merger Agreement. If stockholder approval is required, the Merger Agreement must generally be approved by the vote or consent of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, Purchaser will have the power to approve the Merger Agreement without the affirmative vote of any other stockholder.

     Pursuant to the terms of the Voting Trust Agreements, the Voting Trustees will vote, give consent and take all other actions with respect to all Shares held in the Voting Trust at any meeting of Company shareholders or otherwise in favor of the Merger, in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the Merger and in favor of a slate of nominees for director of the Company which favors the Merger and against any other acquisition transaction involving the Company but not involving Parent or one of its subsidiaries or affiliates.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote or consent in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESENTATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE LAW.

     The foregoing description of certain provisions of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less or in a different form than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

     Plans for the Company. If Purchaser consummates the Offer, Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Parent does not, however, currently anticipate making any such changes, other than changes contemplated by the Merger Agreement. Parent currently intends to support and build on the Company's existing strategy to expand and enhance its position as a leading provider of motorcoach, airport ground transportation and taxicab services in the United States.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement (except as contemplated thereby), split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to Purchaser's rights under Section 15, Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement (except as contemplated thereby), the Company should declare or pay any cash or stock dividend or other distribution on, or issue any right with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser, the Voting Trustees or the nominee or transferee of Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to Purchaser's rights under Section 15, (i) the purchase price payable per Share by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NEW YORK STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public.

     According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more (the "NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through Nasdaq or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to the conditions that (i) at the expiration of the Offer there will have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which constitutes more than 50% of the voting power (determined on a fully-diluted basis) on the date of purchase, of all the securities of the Company entitled to vote generally in the election of directors or in a merger (for purposes of determining at any time whether the Minimum Condition has been met, each outstanding Share legally or beneficially owned by Parent or Purchaser or any of its affiliates at the commencement of the Offer will be deemed validly tendered under the Offer and not withdrawn), (ii) any and all applicable waiting periods under the HSR Act having expired or been terminated and (iii) the staff of the STB having given Parent a favorable informal advisory opinion to the effect that the proposed use of the Voting Trust will effectively insulate Parent from acquiring unlawful control of the Company and such advisory opinion not having been withdrawn or the STB having approved Parent's and Purchaser's acquisition of the federally regulated carriers controlled by the Company, Purchaser will not be required to accept for payment, or subject to applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), purchase or pay for any Shares tendered pursuant to the Offer, may postpone the acceptance for payment of Shares tendered, and subject to the terms and conditions of the Merger Agreement may terminate the Offer, if at any time on or after June 12, 1999 and at or before the time of payment for any such Shares any of the following conditions occurs or has occurred:

          (a) (i) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true and correct as of the date of the Merger Agreement, or shall not be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality or Material Adverse Effect (as defined below) by their terms) as of the expiration of the Offer as though made on and as of the expiration of the Offer (except to the extent that such representations and warranties speak as of a specific date, which representations and warranties will have been true and correct as of such date), or (ii) the Company will have breached in any material respect any covenants contained in the Merger Agreement;

          (b) there shall have been any Law promulgated, enacted, entered, enforced or issued by any governmental entity which would have the effect of (i) making the purchase of, or payment for, some or all of the Shares by Parent or Purchaser or their affiliates pursuant to the Offer or the Merger illegal, or making the Voting Trust illegal, (ii) otherwise preventing consummation of the Offer or Merger; (iii) except for the Voting Trust, prohibiting the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole; (iv) except for the Voting Trust, materially limiting the ownership or operation by the Company or any of its subsidiaries, or Parent or any of its subsidiaries, of all or any material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or Parent or its subsidiaries, taken as a whole, as a result of the transactions contemplated by the Offer or the Merger; (v) except for the Voting Trust, imposing limitations on the ability of Parent, Purchaser or any of Parent's affiliates effectively to acquire or hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of its affiliates on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption of the Agreement or the right to vote any shares of capital stock of any significant subsidiary (as defined in Regulation S-X), directly or indirectly owned by the Company; or (vi) requiring divestiture by Parent or Purchaser or any of their affiliates of any Shares; and, in each case, no action or proceeding seeking to do any of the foregoing which has been instituted by any governmental entity or other person shall be pending;

          (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms;

          (d) there shall have occurred or exist any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

          (e) any approval or filing required to be obtained from or made with Governmental Entities or third parties in connection with the Offer or the Merger shall not have been obtained or made or will not be in full force and effect, other than any the failure of which to obtain or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to materially reduce the benefits to Parent of ownership of the Company and its subsidiaries; or

          (f) the Parent Shareholder Approval shall not have been obtained.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to such condition. The foregoing conditions (other than the Minimum Condition, the HSR Condition, the STB Condition and the condition set forth in clause (c) above) may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

     Pursuant to the Merger Agreement, a "Material Adverse Effect" means an effect or change that either individually or in the aggregate with all other such effects or changes is or would be materially adverse to the business, assets, operations, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or would prevent, hinder or materially delay the consummation of the transactions contemplated by the Merger Agreement; provided that (i) any adverse effect or change after the date of the Merger Agreement resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse effect or change after the of the Merger Agreement resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, (iii) any adverse effect or change resulting from or relating to the announcement or pendency of the Offer, the Merger or any other transaction contemplated by the Merger Agreement (other than any default of the Company under its primary credit agreement or any related agreement, its senior subordinated notes, or the terms of any other indebtedness of the Company or its subsidiaries resulting from such announcement or pendency or from the negotiation, execution or announcement of the Merger Agreement) shall be disregarded, and (iv) any adverse effect or change resulting from compliance with any limitation on the Company's and its subsidiaries' operations imposed by the Merger Agreement shall be disregarded.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, neither Purchaser nor Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Parent's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

     State Takeover Laws. A number of states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp.
v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     In the Merger Agreement, the Company represents that its Board of Directors has taken all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger Agreement, the Offer, the Merger and the Tender Agreement. Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 16.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

     On June 18, 1999, Parent filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not (except as otherwise provided in the Merger Agreement), be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC and the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which the Company and its subsidiaries are engaged, and because Parent does not presently conduct any operations in the United States, Parent and Purchaser believe that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Competition Act of Canada and Investment Canada Act. Subject to certain thresholds, Canada's Competition Act requires prenotification to the Commissioner of Competition (the "Commissioner") of an acquisition of voting shares of a corporation that directly or through subsidiaries conducts an operating business in Canada where the parties to the transaction and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of C$400 million, and where the corporation whose shares are being acquired or its affiliates own Canadian assets the value of which exceeds C$35 million or the gross revenues from sales in or from Canada generated from such assets exceeds C$35 million in the last fiscal year. The Company's Canadian assets and revenues fall below the threshold; therefore, no prenotification was made to the Commissioner.

     The Investment Canada Act requires that notice of the acquisition of "control" by "non-Canadians" (as defined in the Investment Canada Act) be furnished to Investment Canada, a Canadian governmental agency (the "Agency"), and that certain of these investments to acquire control of a Canadian business be reviewed and approved by the Minister (as defined in the Investment Canada
Act) as investments that are likely to be of net benefit to Canada based upon criteria set forth in the Investment Canada Act. Transactions which involve the acquisition of control of "transportation services" may be subject to review and approval under the Investment Canada Act. An indirect acquisition of a corporation in Canada carrying on a Canadian business through the purchase of voting shares of a corporation incorporated outside of Canada may be implemented without prior approval but the application for review must be filed not later than 30 days after the acquisition. Accordingly, the Offer and the Merger can be completed without securing prior approval from Investment Canada. While being subject to review will not preclude completion of the Offer or the Merger, there is some risk that the Minister may reject the application as not being a "net benefit" to Canada. The Minister may alternatively, require that additional representations and undertakings be given.

     STB Matters; The Voting Trust. Certain activities of subsidiaries of the Company are regulated by the STB. Provisions of subtitle IV, title 49 of the United States Code require approval of, or the granting of an exemption from approval by, the STB for the acquisition of control of two or more carriers subject to the jurisdiction of the STB ("Carriers") by a person that is not a Carrier and for the acquisition or control of a Carrier by a person that is not a Carrier but that controls any number of Carriers. STB approval or exemption is required for, among other things, Parent's acquisition of control of the Company. Purchaser intends, immediately upon the acquisition of the Shares pursuant to the Offer, to deposit the Shares purchased pursuant to the Offer in the Voting Trust in order to ensure that Parent and its affiliates do not acquire and directly or indirectly exercise control over the Company and its affiliates prior to obtaining necessary STB approvals or exemptions. STB approval of the acquisition by Parent of control of the Company and its subsidiaries is not a condition to the Offer. On June 15, 1999, Parent requested from the staff of the STB an informal, non-binding opinion that the use of one or more voting trusts substantially as set forth in the Voting Trust Agreement is consistent with the policies of the STB against unauthorized acquisition of control of a regulated carrier. Under STB regulations that have been in effect since 1979, the STB staff has the power to issue such opinions. The proposed Voting Trust Agreement is modeled closely upon voting trust agreements that have been approved by the STB. However, there can be no assurance that the STB will not seek changes in, or request public comment regarding, the proposed Voting Trust Agreement.

     Pursuant to the terms of the Voting Trust Agreements, the Voting Trustees will hold such Shares until (i) the receipt of STB approval or (ii) the Shares are sold to a third party or otherwise disposed of or (iii) the Voting Trust is otherwise terminated. The Voting Trust Agreements provide that the Voting Trustees will have sole power to vote the Shares in the Voting Trust, will vote, give consent and take all other action with respect to those Shares in favor of the Merger, in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the Merger and in favor of a slate of nominees for director of the Company which favors the Merger, and against any other acquisition transaction involving the Company but not involving Parent or one of its subsidiaries or affiliates, will vote the Shares in favor of any permitted disposition of the Shares and, on all other matters, will vote the Shares in accordance with its best judgment concerning the interests of the Company. The Voting Trust Agreements contain certain other terms and conditions designed to ensure that neither Purchaser nor Parent will control the Company during the pendency of the STB control proceedings. In addition, the Voting Trust Agreements provide that Purchaser or its successor in interest will be entitled to receive any cash dividends paid by the Company.

     STB Matters: Acquisition of Control. Set forth below is information relating to approval by the STB of the acquisition of control over the Company by Parent and Purchaser. Parent and Purchaser plan to file an application (the "STB Application") seeking approval of the STB for the acquisition of control over the Company and its affiliates by Parent and Purchaser. Under applicable law and regulations, the STB will provide interested persons the opportunity to file written comments on the proposed transaction. The statute requires the STB to approve and authorize a control transaction when it finds the transaction is consistent with the public interest. In determining whether the proposed transaction is consistent with the public interest, the STB is expected to consider at least the following: (a) the effect of the proposed control transaction on the adequacy of transportation to the public; (b) the total fixed charges that result from the proposed transaction, and (c) the interest of carrier employees affected by the proposed transaction. The STB has the authority to impose conditions on its approval of a control transaction to alleviate competitive or other concerns. If such conditions are imposed and would result in a failure of any Offer Condition, Purchaser can elect, subject to the terms and conditions hereof, to consummate the Offer subject to the STB conditions or can elect not to consummate the Offer.

     Parent and Purchaser will present to the STB their case that acquisition of control of the Company and its motor passenger carrier subsidiaries by Parent and Purchaser, satisfies this public interest standard. Applicants will seek to show that the transaction will result in significant benefits to the traveling public largely by assisting the Company in the form of additional financial and management resources in making its existing carrier subsidiaries stronger and more efficient competitors, expanding the scope of their services to the public and facilitating the Company's plan to acquire additional carriers and extend the same benefits to them. Because Parent does not presently conduct any operations in the United States, the transaction is expected to have no adverse impact on competition or any adverse impact on the employees of the Company's carrier subsidiaries. As for the effect on fixed charges, the capital structure of the Surviving Company will be sufficiently strong that this factor is unlikely, in Purchaser's view, to be given weight by the STB in its consideration of the proposed transaction.

     Parent and Purchaser plan to file the STB Application shortly. The STB will review the application and if it finds that such application is complete, will publish notice of its acceptance of the application and issue a tentative grant of control authority to applicants. Under existing law, if no written comments are filed with the STB, control authority automatically becomes effective 45 days after the publication of the notice of acceptance. Other motorcoach operators and other interested parties may oppose the STB Application or seek conditions on STB approval. If written comments are filed with the STB, the STB is required to enter a final order with respect to the STB Application within approximately 13 months after such application is accepted. However, the STB can process such cases more quickly under its current regulations. Applicants, in such circumstances, would request an expedited decision on the issues raised by the comments. In addition, any appeals from the STB final order might not be resolved for a substantial period of time after the entry of such order by the STB.

     Pending receipt of the STB approval, it is expected that the business and operations of the Company will be conducted in the usual and ordinary course of business, and the Company's employees and management will continue in their present positions.

     RECEIPT OF STB APPROVAL IS NOT A CONDITION TO THE OFFER OR THE MERGER. IF THE STB APPROVAL IS NOT OBTAINED OR THE STB IMPOSES UNACCEPTABLE CONDITIONS, PURCHASER WILL BE REQUIRED TO USE ITS BEST EFFORTS TO SELL OR OTHERWISE DISPOSE OF THE SHARES DEPOSITED IN THE VOTING TRUST AFTER THE STB ORDER DENYING SUCH APPROVAL BECOMES FINAL OR PARENT DETERMINES NOT TO CONSUMMATE THE PROPOSED CONTROL TRANSACTION BECAUSE OF UNACCEPTABLE CONDITIONS. IN SUCH CASE, PARENT WOULD BE ENTITLED TO ANY PROCEEDS OF SUCH SALE OR OTHER DISPOSITION.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. JP Morgan is acting as Dealer Manager in connection with the Offer, and its affiliate, J.P. Morgan Securities Ltd., is providing certain financial advisory services to Parent in connection with the Offer. Parent has agreed to pay J.P. Morgan Securities Ltd. a fee of L650,000 upon announcement of the Offer and an additional fee of L3.85 million if the Offer is consummated. Parent will also reimburse J.P. Morgan and J.P. Morgan Securities Ltd. for reasonable out-of-pocket expenses including reasonable attorney's fees and has also agreed to indemnify J.P. Morgan and J.P. Morgan Securities Ltd. against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and IBJ Whitehall Bank & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Purchaser and Parent have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          SCH HOLDINGS CORP.

June 18, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                            OF PARENT AND PURCHASER

     1. Directors and executive officers of Parent. The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Parent (also referred to hereafter as Stagecoach) and Purchaser are set forth below. All directors and executive officers listed below are citizens of the United Kingdom. The business address of Messrs. Souter, Kinski, Cochrane, Hinkley, Cox and Scott and Ms. Gloag is Charlotte House, 20 Charlotte Street, Perth PH1 5LL Scotland. The business address of Mr. Brown is Noble Grossart, 48 Queen Street, Edinburgh, EH2 3NR Scotland. The business address of Mr. Sealey is 4 Castlelaw Road, Edinburgh, EH13 ODN Scotland. The business address of Mr. Speirs is 17 Kings Cresent, Helensburgh, G84 7RS Scotland.

                                          PRESENT PRINCIPAL OCCUPATION OR
NAME AND POSITION                   EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
-----------------                   -------------------------------------------
Brian Souter............    Mr. Brian Souter (45) became Executive Chairman of
  Executive Chairman        Stagecoach in 1986. Mr. Souter is a co-founder of Stagecoach and has responsibility for business developments, management philosophy and strategy.
Mike Kinski.............    Mr. Mike Kinski (47) became Group Chief Executive in April
  Group Chief Executive     1998. Prior to joining Stagecoach, Mr. Kinski was Chief
                            Executive, Power Distribution and Water Operations and on
                            the board of Scottish Power from 1997. From 1995 to 1996,
                            Mr. Kinski served as Chief Executive of Manweb. Mr. Kinski is responsible for the management of the Stagecoach
                            businesses and for the integration of new businesses into
                            the group. He is also non-executive director of the Post
                            Office.
Keith Cochrane..........    Mr. Keith Cochrane (34) became Group Finance Director in
  Group Finance Director    1996. Mr. Cochrane joined Stagecoach in 1993 as Financial
                            Controller and Company Secretary. Mr. Cochrane is
                            responsible for the overall financial policy and treasury
                            management and supports the Executive Chairman in investor relations and business development.
Ann Gloag...............    Ms. Ann Gloag (56) became an Executive Director of
  Executive Director        Stagecoach in 1986. Ms. Gloag is a co-founder of Stagecoach, and is responsible for property management.
Barry Hinkley...........    Mr. Barry Hinkley (50) became an Executive Director of
  Executive Director        Stagecoach in 1992 and has over 30 years experience in the bus industry. Mr. Hinkley is the U.K. Bus Division chairman and is also responsible for restructuring new acquisitions, engineering and group purchasing.
Brian Cox...............    Mr. Brian Cox (52) became an Executive Director of
  Executive Director        Stagecoach in 1992. Mr. Cox joined Stagecoach in 1987 and
                            was Managing Director of Stagecoach (South) Ltd. from 1987 to 1993. Mr. Cox currently serves as Chairman of South West
                            Trains and is Group Commercial Director with responsibility for identifying integrated transport opportunities and other commercial developments across the group.
Derek Scott.............    Mr. Derek Scott (46) became Company Secretary in 1996. Mr.
  Company Secretary         Scott was Group Finance Director from 1986 to 1995 and
                            chairs Stagecoach's pensions trustees and supports the
                            Chairman in corporate affairs.
Ewan Brown..............    Mr. Ewan Brown (57) became a Non-Executive Director of
  Non-Executive Director    Stagecoach in 1988. Mr. Brown is an Executive Director of
                            Noble Grossart Ltd and a non-executive director of Lloyds
                            TSB Bank plc.

                                          PRESENT PRINCIPAL OCCUPATION OR
NAME AND POSITION                   EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
-----------------                   -------------------------------------------
Barry Sealey............    Mr. Barry Sealey (63) became a Non-Executive Director of
  Non-Executive Director    Stagecoach in 1992. Mr. Sealey is Chairman of the Audit
                            Committee. Mr. Sealey was Managing Director of Christian
                            Salvesen from 1981 to 1989. He is currently non-executive
                            director of Scottish Equitable plc and Scottish American
                            Investment Company plc.
Robert Speirs...........    Mr. Robert Speirs (62) became a Non-Executive Director of
  Non Executive Director    Stagecoach in 1995. Mr. Speirs is Chairman of the
                            Remuneration Committee. Until 1998 Mr. Speirs was Group
                            Finance Director of The Royal Bank of Scotland and Chairman
                            of Direct Line Insurance. He has over 20 years experience in the oil and property sectors.

     2. Directors and executive officers of Purchaser. The name, age, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser are set forth below. All directors and executive officers listed below are citizens of the United Kingdom. The business address of Messrs. Cochrane, Guest, Griffiths and Whitnall is Charlotte House, 20 Charlotte Street, Perth PH1 5LL Scotland.

                                          PRESENT PRINCIPAL OCCUPATION OR
NAME AND POSITION                   EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
-----------------                   -------------------------------------------
Keith Cochrane..........    Mr. Keith Cochrane (34) became Group Finance Director of
  President/Director        Stagecoach in 1996. Mr. Cochrane joined Stagecoach in 1993 as Financial Controller and Company Secretary.
Nick Guest..............    Mr. Nick Guest (32) became Group Finance Manager of
  Vice President/           Stagecoach in 1998. From May 1997 to September 1998, Mr.
  Treasurer/Director        Guest was Head of Finance at DX Communications Limited, from
                            September 1995 to May 1997, Mr. Guest was Head of Internal
                            Audit at Scottish Amicable Life Assurance Society.
Martin Griffiths........    Mr. Martin Griffiths (33) became Group Business Development
  Vice                      Manager of Stagecoach in 1997. Prior to joining Stagecoach,
President/Director          he was a senior manager at Arthur Andersen with particular responsibility in corporate advisory, due diligence and
                            finance raising services.
Alan Whitnall...........    Mr. Alan Whitnall (51) became Group Administration Manager
  Secretary                 in June 1992. Mr. Whitnall joined Stagecoach in 1987 as
                            Company Secretary of Stagecoach South Ltd.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                     The U.S. Depositary for the Offer is:
                       IBJ WHITEHALL BANK & TRUST COMPANY

                   By Mail:                         By Hand/Overnight Carrier Delivery:
                 P.O. Box 84                                  One State Street
            Bowling Green Station                            New York, NY 10004
           New York, NY 10274-0084                                 Attn:
          Attn: Reorganization Dept.                 Securities Processing Window, SC-1

                           By Facsimile Transmission:
                                 (212) 858-2611
                             Confirm by Telephone:
                                 (212) 858-2103

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                               New York, NY 10010
                          Call Collect (212) 929-5500
                                       or
                         Call Toll Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.

                                 60 Wall Street
                               New York, NY 10260
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885